Exhibit 99.1

July 20, 2015

To the Shareholders of AXIS Capital Holdings Limited:

Revised Amalgamation Terms and Conditions

On July 15, 2015, AXIS Capital Holdings Limited (“AXIS”) and PartnerRe Ltd. (“PartnerRe”) entered into the Fifth Amendment to the Agreement and Plan of Amalgamation (or the “fifth amendment”), further amending the Agreement and Plan of Amalgamation originally entered into by and between PartnerRe and AXIS, dated as of January 25, 2015 and which was thereafter amended on February 17, 2015, March 10, 2015, March 31, 2015 and May 3, 2015.

Pursuant to the fifth amendment, AXIS and PartnerRe have agreed (i) to increase by $6.00 to $17.50 per common share the one-time, special cash dividend (“revised special dividend”) payable to each holder of record of PartnerRe common shares upon consummation of the amalgamation between AXIS and PartnerRe (the “closing”), which will be funded by using a portion of the funds allocated to the previously announced share repurchases by the amalgamated company following closing, and (ii) the amalgamated company will launch an exchange offer to exchange newly issued preferred shares of the amalgamated company for each series of preferred shares of the amalgamated company held by PartnerRe preferred shareholders at the Effective Time (the “proposed exchange offer”), subject to the amalgamated company obtaining a private letter ruling from the Internal Revenue Service (the “IRS”) to the effect that the issuance of preferred shares pursuant to the proposed exchange offer would not result in a “listed transaction” or otherwise expose the holders of amalgamated company stock to tax shelter reporting obligations (the “IRS private letter ruling”).

The exchange ratio for each company’s common shares, as well as the pro forma ownership and corporate governance of the amalgamated company, all remain unchanged. Each record holder of AXIS common shares will still be entitled to receive one share of the amalgamated company for each common share of AXIS. AXIS and PartnerRe have also agreed that each party’s obligation to close the amalgamation will no longer be conditioned on the absence of a ratings downgrade from A.M. Best.

In executing the fifth amendment, AXIS and PartnerRe have reaffirmed their commitment to their amalgamation and the belief of the board of directors and management teams of both companies that the amalgamation has strong strategic, operational and financial merits that will create value for all shareholders of the amalgamated company. Having received all of the competition-related approvals and all of the non-U.S. regulatory approvals, the amalgamation remains on track to close in the third quarter of 2015, subject to approvals by the shareholders of both companies, certain remaining U.S. insurance regulatory clearances and customary closing conditions. Your vote is critical to realize the value potential of the amalgamation between AXIS and PartnerRe.

Market-Leading Global Reinsurer

The amalgamated company will be a top five global reinsurer with increased scale and relevance. In addition to greater business opportunities and the ability to expand the breadth of our products globally, the amalgamated company will have a leading specialty insurance franchise and will be well positioned to take advantage of growth opportunities in the specialty insurance and life, accident and health markets throughout the world.

The amalgamation will be accretive to operating earnings and return on equity (“ROE”) in year one, achieving double-digit EPS accretion and a double-digit ROE by 2017, which will make us one of the premier performing companies in insurance and reinsurance. We believe the amalgamated company’s high ROE and low volatility profile will support a premium valuation relative to its peers. As a result of this expected earnings accretion and increased ROE, the amalgamated company is expected to deliver robust capital returns while growing the business and maintaining a strong financial profile.

Together, AXIS and PartnerRe will be a market leading company of choice for clients, driving tremendous growth opportunities. But we cannot complete the amalgamation unless the shareholders of AXIS and PartnerRe approve the amalgamation. AXIS and PartnerRe will each be holding a special general meeting of their respective shareholders on August 7, 2015 to approve the amalgamation.

The AXIS board of directors has unanimously approved the amalgamation and recommends that you vote “FOR” the transaction.

Voting Instructions

Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the special general meeting in person, please take the time to vote on the proposals by signing and returning the enclosed proxy card or voting instruction form, or by submitting your proxy over the Internet or by telephone, today to ensure that your shares may be represented and voted at the applicable special general meeting. If you have already voted and do not wish to change your vote, then your vote will remain valid.

We urge all AXIS shareholders to vote “FOR” the transaction to realize the superior value offered by the amalgamation of AXIS and PartnerRe.

We look forward to the successful amalgamation of AXIS and PartnerRe.

Sincerely,

Michael A. Butt Chairman of the Board of Directors of AXIS Capital Holdings Limited

Your Vote Is Important, No Matter How Many Shares You Own.

If you have questions about how to vote your shares on the proxy card provided, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

105 Madison Avenue

New York, NY 10016

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

Toll Free: (800) 322-2885

92 Pitts Bay Road

Pembroke HM 08 Bermuda

NOTICE OF SPECIAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON AUGUST 7, 2015

July 20, 2015

To the Shareholders of AXIS Capital Holdings Limited:

Notice is hereby given that the previously announced special general meeting of shareholders (which we refer to as the “AXIS special general meeting”) of AXIS Capital Holdings Limited (which we refer to as “AXIS”) has been postponed until August 7, 2015. The AXIS special general meeting will now be held at AXIS’ offices at 92 Pitts Bay Road, Pembroke HM 08 Bermuda, on August 7, 2015 at 9:00 a.m., Atlantic time, for the following purposes:

•	Proposal 1: to consider and vote on a proposal to approve amending the AXIS bye-laws by inserting the words “(including for the purposes of Section 106(4A) of the Act)” after the first mention of the word “business” in bye-law 38 (Quorum for general meetings) and after the word “meeting” in subparagraph (1) of bye-law 43 (Voting at meetings);

•	Proposal 2: to consider and vote on a proposal to approve and adopt the Agreement and Plan of Amalgamation, dated as of January 25, 2015, between PartnerRe Ltd. and AXIS (as subsequently amended), the statutory amalgamation agreement and the amalgamation;

•	Proposal 3: to consider and vote on a proposal, on an advisory (nonbinding) basis, to approve the compensation that may be paid or become payable to AXIS’ named executive officers in connection with the amalgamation; and

•	Proposal 4: to consider and vote on a proposal to adjourn the AXIS special general meeting, if necessary or appropriate, to solicit additional proxies, if there are insufficient votes to approve the amalgamation proposal at such special general meeting.

Consummation of the amalgamation is conditioned on, among other things, the approval of Proposal 2 above (which we refer to as the “amalgamation proposal”), but is not conditional on the approval of Proposals 1, 3 and 4.

Only AXIS shareholders of record, as shown in AXIS’ register of members at the close of business on May 18, 2015, will be entitled to notice of, and to vote at, the AXIS special general meeting and any postponement or adjournment thereof. Of such AXIS shareholders, the holders of AXIS common shares (as defined below) will be entitled to vote on all of the above proposals and the holders of AXIS preferred shares (as defined below) will be entitled to vote on only Proposal 2 and Proposal 4.

Your vote is important. Whether or not you plan to attend the AXIS special general meeting, please take the time to vote on the proposals by signing and returning the enclosed proxy card or voting instruction form, or by submitting your proxy over the Internet or by telephone, as soon as possible to ensure that your shares may be represented and voted at the AXIS special general meeting.

At any time prior to their being voted at the AXIS special general meeting, proxies are revocable by written notice to the Secretary of AXIS, by a duly executed proxy bearing a later date or by voting in person at the AXIS special general meeting.

The AXIS board of directors considers the fair value for each common share of AXIS, par value $0.0125 per share (which we refer to as “AXIS common shares”) to be one common share par value $0.0125 each of the Bermuda exempted company which would continue as a result of an amalgamation of AXIS with PartnerRe Ltd. (which we refer to as the “amalgamated company”). The AXIS board of directors considers the fair value for each preferred share of AXIS, par value $0.0125 per share (which we refer to as “AXIS preferred shares”) to be such preferred share continuing as a preferred share par value $0.0125 each of the amalgamated company with the same dividend and other relative rights, preferences, limitations and restrictions as are now provided by its certificate of designation. AXIS shareholders who are not satisfied that they have been offered fair value for their shares and whose shares are not voted in favor of the amalgamation proposal may exercise their appraisal rights under the Companies Act 1981 of Bermuda, as amended, to have the fair value of their shares appraised by the Supreme Court of Bermuda. Any AXIS shareholder intending to exercise appraisal rights MUST file their application for appraisal of the fair value of their shares with the Supreme Court of Bermuda within ONE MONTH of the giving of the notice convening the AXIS special general meeting.

By order of the Board of Directors,

Richard T. Gieryn, Jr.

Corporate Secretary, General Counsel

Pembroke, Bermuda

July 20, 2015

SUMMARY QUESTIONS AND ANSWERS

Q: Why am I receiving this disclosure statement?

A: As previously announced, AXIS and PartnerRe entered into an agreement and plan of amalgamation on January 25, 2015 (as subsequently amended, the “amalgamation agreement”) pursuant to which, AXIS and PartnerRe will amalgamate (the “amalgamation”) and continue thereafter as a Bermuda exempted company, PartnerRe AXIS Capital Limited (or the “amalgamated company”).

In order to consummate the amalgamation, the AXIS shareholders must approve certain proposals and the transactions related to the amalgamation described in this disclosure statement and the joint proxy statement/prospectus of AXIS and PartnerRe that was mailed to AXIS shareholders on or around June 1, 2015 (the “joint proxy statement”). AXIS and PartnerRe will hold separate special general meetings to obtain these approvals. This disclosure statement and the joint proxy statement, which you should read carefully, contain important information about the amalgamation and related transactions and other matters being considered at the AXIS special general meeting.

Q: When and where is the AXIS special general meeting?

A: The AXIS special general meeting will take place at 9:00 a.m., Atlantic time, on August 7, 2015, at AXIS’ offices at 92 Pitts Bay Road, Pembroke HM 08 Bermuda.

Q: What is happening at the AXIS special general meeting?

A: At the AXIS special general meeting, the holders of AXIS preferred shares will be asked to consider and vote only on Proposal 2 and Proposal 4 below and the holders of AXIS common shares will be asked to consider and vote on all of the following proposals:

•	Proposal 1: to approve amending the AXIS bye-laws by inserting the words “(including for the purposes of Section 106(4A) of the Act)” after the first mention of the word “business” in bye-law 38 (Quorum for general meetings) and after the word “meeting” in subparagraph (1) of bye-law 43 (Voting at meetings);

•	Proposal 2: to approve and adopt the amalgamation agreement, the statutory amalgamation agreement and the amalgamation (which we refer to as the amalgamation proposal);

•	Proposal 3: to consider and vote on a proposal, on an advisory (nonbinding) basis, to approve the compensation that may be paid or become payable to AXIS’ named executive officers in connection with the amalgamation; and

•	Proposal 4: to consider and vote on a proposal to adjourn the AXIS special general meeting, if necessary or appropriate, to solicit additional proxies, if there are insufficient votes to approve the amalgamation proposal at such special general meeting (which we refer to as the “adjournment proposal”).

Each of these proposals has been described in more detail in the joint proxy statement.

Q: If I have previously submitted a proxy card in connection with the original special general meeting that had been scheduled for July 24, 2015, do I need to vote again?

A: No. Any proxy card you validly executed and returned to AXIS in respect of the original special general meeting that had been scheduled for July 24, 2015 will remain valid for our postponed special general meeting to be held on August 7, 2015, unless you timely submit a validly executed, later-dated proxy card.

Q: What will AXIS and PartnerRe common shareholders receive in the amalgamation?

A: Pursuant to the amalgamation agreement and the statutory amalgamation agreement, each AXIS common share issued and outstanding immediately prior to the effective time shall automatically be cancelled and converted into the right to receive one common share of the amalgamated company.

Pursuant to the terms of the amalgamation agreement and the statutory amalgamation agreement, each PartnerRe common share issued and outstanding immediately prior to the effective time shall automatically be cancelled and converted into the right to receive 2.18 common shares of PartnerRe AXIS Capital Limited. PartnerRe common shareholders will receive cash in lieu of any fractional common share of PartnerRe AXIS Capital Limited. In addition, each holder of PartnerRe common shares issued and outstanding immediately prior to the effective time shall be entitled to receive a one-time special cash dividend (which we refer to as the “revised special dividend”) in the amount of $17.50 per PartnerRe common share. The declaration of the revised special dividend is contingent upon the submission of a formal application to the Bermuda Registrar of Companies (which we refer to as the “Registrar of Companies”) for the amalgamation to be registered with payment conditional on, and such payment date following, the consummation of the amalgamation by the issuance of the certificate of amalgamation by the Registrar of Companies. For the avoidance of doubt, the revised special dividend will not have been effectively declared and, therefore, will not be payable if the formal application to register the amalgamation is not submitted to the Registrar of Companies.

Q: When and to whom will the revised special dividend be paid?

A: Each holder of PartnerRe common shares issued and outstanding immediately prior to the effective time shall be entitled to receive the one-time revised special dividend in the amount of $17.50 per PartnerRe common share. The declaration of the revised special dividend is contingent upon the submission of the formal application to the Registrar of Companies for the amalgamation to be registered with payment conditional on, and such payment date following, the consummation of the amalgamation by the issuance of the certificate of amalgamation by the Registrar of Companies. No revised special dividend will be paid with respect to AXIS common shares, AXIS preferred shares or PartnerRe preferred shares.

Q: What will AXIS and PartnerRe preferred shareholders receive in the amalgamation?

A: Pursuant to the terms of the amalgamation agreement and the statutory amalgamation agreement, each AXIS and PartnerRe preferred share issued and outstanding immediately prior to the consummation of the amalgamation will continue as a preferred share of PartnerRe AXIS Capital Limited and will be entitled to the same dividend and other relative rights, preferences, limitations and restrictions as are now provided by the respective certificate of designation, preferences and rights of such AXIS and PartnerRe preferred shares, respectively.

Q: What will happen to the PartnerRe preferred shares after the consummation of the amalgamation?

A: Subject to obtaining the IRS private letter ruling, PartnerRe AXIS Capital Limited will launch the proposed exchange offer pursuant to which PartnerRe preferred shareholders will receive newly issued preferred shares of PartnerRe AXIS Capital Limited reflecting a 100 basis point increase in the current applicable dividend rate, and subject to certain exceptions, an extended redemption date of the later of (a) the fifth anniversary of the date of issuance and (b) January 21, 2021. The terms of the newly issued preferred shares would be otherwise identical in all material respects to the applicable existing PartnerRe preferred shares. The proposed exchange offer, if successfully consummated, will match the economic terms of EXOR S.p.A’s (“EXOR”) proposed exchange offer for PartnerRe preferred shareholders in Section 6.12 of Exhibit 99.6 of EXOR’s Amendment No. 1 to Schedule 13D filed with the Securities Exchange Commission (“SEC”) on July 7, 2015 (the “EXOR exchange offer”).

Q: Does the AXIS board of directors recommend approval of the proposals to be voted on at the special general meeting?

A: Yes. AXIS’ board of directors unanimously recommends that AXIS shareholders vote “FOR” the amalgamation proposal and “FOR” the other proposals described in this disclosure statement and the joint proxy statement.

Q: What do I need to do now?

A: We urge you to carefully read this disclosure statement and the joint proxy statement, including the annexes and the documents incorporated by reference in the joint proxy statement. You are also encouraged to review the documents referenced under the answer to the question “Where Can I Find More Information” and consult with your accounting, legal and tax advisors. Once you have considered all relevant information, we encourage you to fill in and return the enclosed proxy card (if you are a shareholder of record) or voting instruction form (if you are a shareholder who holds your shares through a bank, broker or other nominee). If you have already submitted your proxy card or voting instruction form, you do not need to take any further action unless you wish to change how you voted.

Q: How do I vote my shares?

A: Shareholder of Record. If your AXIS shares are registered directly in your name, then you are considered a shareholder of record of AXIS with respect to those shares and this disclosure statement and the enclosed proxy card was sent to you directly by AXIS. As an AXIS shareholder of record, you may vote by completing, dating, signing and mailing the enclosed proxy card in the return envelope provided as soon as possible or by following the instructions on the enclosed proxy card to submit your proxy by telephone or over the Internet at the website indicated. Consummation of the proxy over the Internet is available through 11:59 p.m. Eastern Time on the business day before the AXIS special general meeting. AXIS shareholders of record may also vote by attending the AXIS special general meeting in person. However, whether or not you plan to attend the AXIS special general meeting in person, we encourage you to vote your AXIS shares in advance to ensure that your vote is represented at the special general meeting. Abstentions and, if applicable, “broker non-votes” will be counted toward the presence of a quorum at the AXIS special general meeting, but will not be considered votes cast on any proposal brought before the AXIS special general meeting.

Beneficial Owner of Shares Held in Street Name. If your AXIS shares are held in the name of a bank, broker or other similar organization or nominee, then you are considered a beneficial owner of such shares held for you in what is known as “street name.” Most shareholders of AXIS hold their respective shares in “street name.” If this is the case, this disclosure statement has been forwarded to you by your bank, broker or other organization or nominee together with a voting instruction form. You may vote by completing and returning your voting instruction form to your broker. Please review the voting instruction form to see if you are able to submit your voting instructions by telephone or over the Internet. The organization or nominee holding your account is considered the shareholder of record for purposes of voting at the AXIS special general meeting. As a beneficial owner, you have the right to instruct the organization that holds your shares of record how to vote the AXIS shares that you beneficially own. If you are a beneficial owner of AXIS shares held in “street name” rather than a shareholder of record, you may only vote your AXIS shares in person at the AXIS special general meeting if you obtain and bring a letter from the organization or nominee holding your AXIS shares identifying you as the beneficial owner of those shares and authorizing you to vote your AXIS shares at the special general meeting. A legal proxy form from your broker and valid identification is required.

Q: What do I do if I want to change my vote?

A: You may change your vote by submitting a validly executed, later-dated proxy card or voting instruction form at any time before the vote takes place at the AXIS special general meeting. You may also send a written notice to the Secretary of AXIS stating that you would like to revoke your proxy. You may also complete and submit a new AXIS proxy by telephone or over the Internet. In addition, you may elect to attend the AXIS special general meeting and vote in person, as described above under the question titled “—How do I vote my shares?”. If you are an AXIS shareholder and you hold your shares through a bank, broker or other nominee, you may revoke the instructions only by informing the bank, broker or nominee in accordance with any procedures established by that nominee.

Q: Who should AXIS shareholders contact with any additional questions?

A: If you are an AXIS shareholder and you have additional questions about the amalgamation or you would like additional copies of this disclosure statement or assistance voting your shares, you should contact MacKenzie Partners, Inc. at:

105 Madison Avenue

New York, NY 10016

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

Toll Free: (800) 322-2885

Q: Where can I find more information?

A: AXIS and PartnerRe have filed a registration statement on Form S-4 to register with the SEC the common shares of the amalgamated company to be issued to AXIS and PartnerRe shareholders in the amalgamation, if the amalgamation is approved. The joint proxy statement/prospectus of AXIS and PartnerRe is a part of that registration statement and was mailed to AXIS and PartnerRe shareholders on or about June 1, 2015. AXIS and PartnerRe both file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that AXIS or PartnerRe file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. These SEC filings are also available to the public from the Internet website maintained by the SEC at http://www.sec.gov.

INVESTORS AND SECURITY HOLDERS OF AXIS AND PARTNERRE ARE URGED TO READ THE REGISTRATION STATEMENT, JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT HAVE BEEN OR MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION.

If you are an AXIS shareholder, some of the documents previously filed with the SEC may have been sent to you, but you can also obtain any of them through the appropriate company, the SEC or the SEC’s Internet website as described above. Documents filed with the SEC are available from the appropriate company without charge, excluding all exhibits, except that, if AXIS or PartnerRe has specifically incorporated by reference an exhibit in the disclosure statement, the exhibit will also be provided without charge.

You may obtain documents filed by AXIS with the SEC by requesting them in writing or by telephone from the following address:

AXIS CAPITAL HOLDINGS LIMITED Attn: Corporate Secretary and General Counsel 92 Pitts Bay Road Pembroke HM 08 Bermuda (441) 496-2600

If you would like to request documents, in order to ensure timely delivery, you must do so at least five business days before the date of the AXIS special general meeting. This means you must request this information no later than July 31, 2015. AXIS will mail promptly requested documents to requesting shareholders by first-class mail, or another equally prompt means.

You can also get more information by visiting AXIS’ website at www.axiscapital.com, by visiting PartnerRe’s website at www.partnerre.com and by visiting www.partnerre-valuecreation.com.

SUMMARY OF THE FIFTH AMENDMENT TO THE AMALGAMATION AGREEMENT

On July 15, 2015, AXIS and PartnerRe entered into the fifth amendment, which permits PartnerRe to effect payment of a one-time revised special dividend in the amount of $17.50 per PartnerRe common share to each holder of PartnerRe common shares issued and outstanding immediately prior to the consummation of the amalgamation. The declaration of the revised special dividend is contingent upon the submission of the formal application to the Registrar of Companies for the amalgamation to be registered with payment conditional on, and such payment date following, the consummation of the amalgamation by the issuance of the certificate of amalgamation by the Registrar of Companies. For the avoidance of doubt, the revised special dividend will not have been effectively declared and, therefore, will not be payable if the formal application to register the amalgamation is not submitted to the Registrar of Companies. PartnerRe will also equitably adjust the exercise price of and, if applicable, the number of PartnerRe common shares covered by, each vested and unvested option and share appreciation right to account for the revised special dividend. PartnerRe will be permitted to incur indebtedness of up to $300 million in order to pay the special dividend, provided that AXIS is first offered the opportunity to fund all or any part of such indebtedness on mutually agreed terms prior to PartnerRe seeking any debt financing from third parties.

The fifth amendment removes the condition that AXIS’ obligation to close the amalgamation is conditioned on PartnerRe’s Bermuda insurance subsidiaries having an A.M. Best rating of at least “A-”, and the reciprocal condition for PartnerRe as it applies to the A.M. Best ratings of AXIS’ insurance subsidiaries domiciled in Bermuda.

The fifth amendment also provides that, subject to obtaining the IRS private letter ruling, PartnerRe AXIS Capital Limited will launch the proposed exchange offer to exchange newly issued preferred shares of PartnerRe AXIS Capital Limited for each series of preferred shares of PartnerRe AXIS Capital Limited held by PartnerRe preferred shareholders at the closing. The securities received in the proposed exchange offer will reflect a 100 basis point increase in the current dividend rate applicable to the relevant series of PartnerRe preferred shares, and subject to certain exceptions, an extended redemption date of the later of (a) the fifth anniversary of the date of issuance and (b) January 21, 2021. The terms of the newly issued preferred shares would be otherwise identical in all material respects to the applicable existing PartnerRe preferred shares. AXIS and PartnerRe have undertaken to use commercially reasonable efforts until the earlier of (i) the receipt of a private ruling from the IRS and (ii) December 31, 2016 to obtain such ruling, and have agreed that PartnerRe AXIS Capital Limited will use commercially reasonable efforts to launch the proposed exchange offer for the applicable PartnerRe AXIS Capital Limited preferred shares promptly upon the receipt of such ruling.

The AXIS board of directors believes that the amalgamation agreement (as amended by the fifth amendment) and the transactions contemplated thereby, including the amalgamation, are advisable and fair to and in the best interests of AXIS and its shareholders. Accordingly, the AXIS board of directors has approved the amalgamation agreement and the transactions contemplated thereby, and unanimously recommends that the AXIS shareholders vote “FOR” adoption of the amalgamation agreement, the statutory amalgamation agreement and the transactions contemplated thereby, including the amalgamation. For more information on the reasons for this recommendation of the AXIS board of directors, please see the section “AXIS’ Reasons for the Amalgamation and Recommendation of AXIS Board of Directors” in the joint proxy statement and the section of this disclosure statement entitled “Update to AXIS Reasons for the Amalgamation and Recommendation of AXIS’ Board of Directors”.

The foregoing description of the fifth amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the fifth amendment, which was filed with the SEC on Form 8-K on July 16, 2015.

PRELIMINARY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following preliminary unaudited pro forma condensed consolidated financial statements are based on the separate historical financial statements of AXIS and PartnerRe after giving effect to the amalgamation and the assumptions and adjustments described in the accompanying notes to the preliminary unaudited pro forma condensed consolidated financial statements. The preliminary unaudited pro forma condensed consolidated balance sheet as of March 31, 2015 is presented as if the amalgamation with PartnerRe had occurred on March 31, 2015. The preliminary unaudited pro forma condensed consolidated statements of income for the three months ended March 31, 2015 and the year ended December 31, 2014 are presented as if the amalgamation had occurred on January 1, 2014. The historical condensed consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the amalgamation and, with respect to the statements of income only, expected to have a continuing impact on the consolidated results of operations.

The preparation of the preliminary unaudited pro forma condensed consolidated financial statements and related adjustments required management to make certain assumptions and estimates. The preliminary unaudited pro forma condensed consolidated financial statements should be read together with:

•	the accompanying notes to the preliminary unaudited pro forma condensed consolidated financial statements;

•	AXIS’ separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2014, included in AXIS’ Annual Report on Form 10-K for the year ended December 31, 2014;

•	PartnerRe’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2014, included in PartnerRe’s Annual Report on Form 10-K for the year ended December 31, 2014;

•	AXIS’ separate unaudited historical consolidated financial statements and accompanying notes as of and for the three months ended March 31, 2015, included in AXIS’ Quarterly Report on Form 10-Q for the three months ended March 31, 2015;

•	PartnerRe’s separate unaudited historical consolidated financial statements and accompanying notes as of and for the three months ended March 31, 2015, included in PartnerRe’s Quarterly Report on Form 10-Q for the three months ended March 31, 2015; and

•	other information pertaining to AXIS and PartnerRe contained in or incorporated by reference into the registration statement on Form S-4 with the SEC and the joint proxy statement. See “Selected Historical Consolidated Financial Data of AXIS” and “Selected Historical Consolidated Financial Data of PartnerRe” included elsewhere in the joint proxy statement.

The preliminary unaudited pro forma condensed consolidated financial information has been prepared using the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States (U.S. GAAP). After considering the relevant U.S. GAAP guidance, it has been determined that AXIS is the acquiring entity for accounting purposes, primarily due to the number of the senior management positions, including the Chief Executive Officer, in the amalgamated company being filled by current AXIS employees.

The preliminary unaudited pro forma adjustments, including the allocations of the acquisition consideration, have been made solely for the purpose of providing preliminary unaudited pro forma condensed consolidated financial information. A final determination of the acquisition consideration and fair values of PartnerRe’s assets and liabilities, which cannot be made prior to the completion of the amalgamation, will be based on the actual net tangible and intangible assets of PartnerRe that exist as of the date of completion of the transaction. Consequently, amounts preliminarily allocated to goodwill and intangible assets could change significantly from those allocations used in the preliminary unaudited pro forma condensed consolidated financial statements presented below and could result in a material change in amortization of acquired intangible assets.

In connection with the plan to integrate the operations of AXIS and PartnerRe following the completion of the amalgamation, management anticipates that nonrecurring charges will be incurred. Management is not able to determine the timing, nature and amount of these integration charges as of the date of this joint proxy statement/prospectus. However, these charges will affect the results of operations of AXIS and PartnerRe, as well as those of the amalgamated company following the completion of the amalgamation, in the periods in which they are incurred. The preliminary unaudited pro forma condensed consolidated financial statements do not include the effects of the costs associated with any restructuring or integration activities resulting from the amalgamation, as they are nonrecurring in nature and not factually supportable at the time that the preliminary unaudited pro forma condensed consolidated financial statements were prepared.

The adjustments that will be recorded as of the completion of the amalgamation may differ materially from the information presented in these preliminary unaudited pro forma condensed consolidated financial statements as a result of:

•	the occurrence of natural or man-made catastrophic events which trigger losses on catastrophe-exposed (re)insurance contracts written by PartnerRe;

•	changes in the fair value of PartnerRe’s investment portfolio due to market volatility, changes in interest rates and foreign exchange movements;

•	changes in the trading price for AXIS’ common shares;

•	net cash used or generated in PartnerRe’s operations prior to the date of completion of the amalgamation;

•	the timing of the completion of the amalgamation; and

•	other changes in PartnerRe’s net assets that occur prior to completion of the amalgamation, which could cause material differences in the information presented below.

The preliminary unaudited pro forma condensed consolidated financial statements are provided for informational purposes only. Additionally, the preliminary unaudited pro forma condensed consolidated financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The preliminary unaudited pro forma condensed consolidated financial statements do not give consideration to the impact of possible revenue enhancements, potential revenue decreases due to lost business, any expense efficiencies, synergies or asset dispositions that may result from the amalgamation.

Management has recorded reclassifications of PartnerRe information to conform to AXIS’ presentation. Additionally, as of the date of this additional disclosure, management has identified material preliminary adjustments necessary to conform PartnerRe’s accounting policies to AXIS’ accounting policies. Management of the combined company following the completion of the amalgamation will conduct a final review of PartnerRe’s accounting policies as of the date of the completion of the amalgamation in an effort to determine if further differences in accounting policies require adjustment to conform to AXIS’ accounting policies or if further reclassifications are considered necessary. As a result of this review, management may identify further differences that, when conformed, could have a material impact on these unaudited pro forma condensed consolidated financial statements.

PRELIMINARY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

	As of March 31, 2015
	(in thousands, except for per share data)
	AXIS	PartnerRe	Adjustments		Total
Assets
Investments:
Fixed maturities and short-term investments, available for sale	$12,051,267	$—	$13,432,066	(a)	$25,483,333
Fixed maturities and short-term investments, trading	—	13,432,066	(13,432,066	)(b)	—
Equity securities, available for sale	601,329	—	—		601,329
Equity securities, trading	—	1,320,284	—		1,320,284
Other investments	939,006	286,596	44,152	(c)	1,269,754

Total investments	13,591,602	15,038,946	44,152		28,674,700
Cash and cash equivalents, including restricted cash	1,270,092	1,413,799	—		2,683,891
Insurance and reinsurance premium balances receivable	2,241,875	2,899,821	1,047,212	(d)	6,188,908
Reinsurance recoverable on unpaid and paid losses	1,921,311	290,018	(278,312	)(e)	1,933,017
Deferred acquisition costs	616,966	706,779	(706,779	)(f)	616,966
Value of business acquired	—	—	348,100	(g)	348,100
Goodwill	47,148	456,380	455,230	(h)	958,758
Intangible assets	41,360	152,836	64,510	(i)	258,706
Other assets	728,465	1,530,016	273,036	(j)	2,531,517

Total assets	$20,458,819	$22,488,595	$1,247,149		$44,194,563

Liabilities			—
Reserve for losses and loss expenses	$9,443,222	$9,401,397	$(139,352	)(k)	$18,705,267
Policy benefits for life and annuity contracts	—	1,996,519	160,000	(l)	2,156,519
Unearned premiums	3,293,952	2,159,446	379,980	(m)	5,833,378
Debt	991,045	820,989	120,772	(n)	1,932,806
Other liabilities	684,365	855,416	1,147,467	(o)	2,687,248

Total liabilities	14,412,584	15,233,767	1,668,867		31,315,218

Shareholders’ equity
Preferred shares	627,843	34,150	819,600	(p)	1,481,593
Common shares	2,200	87,237	(85,888	)(q)	3,549
Additional paid-in capital	2,287,065	3,959,465	2,019,966	(r)	8,266,496
Accumulated other comprehensive loss	(17,070)	(37,240)	37,240	(s)	(17,070)
Retained earnings	5,842,239	6,442,442	(6,501,545	)(t)	5,783,136
Treasury shares	(2,765,114)	(3,288,909)	3,288,909	(u)	(2,765,114)

Total shareholders’ equity attributable to controlling interests	5,977,163	7,197,145	(421,718)		12,752,590
Noncontrolling interests	69,072	57,683	—		126,755

Total shareholders’ equity	6,046,235	7,254,828	(421,718)		12,879,345

Total liabilities and shareholders’ equity	$20,458,819	$22,488,595	$1,247,149		$44,194,563

Selected Share Data
Diluted common shares outstanding	102,924	48,850	58,797	(v)	210,571
Diluted book value per common share	$51.97	$129.86	n/a		$53.53

n/a - not applicable

See accompanying notes to the preliminary unaudited pro forma condensed consolidated financial statements.

PRELIMINARY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

	For the Three Months Ended March 31, 2015
	(in thousands, except for per share data)
	AXIS	PartnerRe	Adjustments		Total
Revenues
Net premiums earned	$906,222	$1,234,722	$63,786	(a)	$2,204,730
Net investment income	92,110	104,631	—		196,741
Other income	7,676	4,292	—		11,968
Net realized investment (losses) gains (1)	(42,553)	115,645	(79,389	)(b)	(6,297)

Total revenues	963,455	1,459,290	(15,603)		2,407,142
Expenses
Net losses and loss expenses and life policy benefits	518,937	721,281	31,351	(c)	1,271,569
Acquisition costs	171,702	275,791	24,709	(d)	472,202
General and administrative expenses	163,065	124,750	—		287,815
Foreign exchange gains	(63,220)	(13,147)	(128,692	)(e)	(205,059)
Amortization of intangible assets	452	6,768	(131	)(f)	7,089
Interest expense and financing costs	12,257	12,245	(8,080	)(g)	16,422

Total expenses	803,193	1,127,688	(80,843)		1,850,038

Income before income taxes and interest in losses of equity method investments	160,262	331,602	65,240		557,104
Income tax (benefit) expense	(690)	79,665	11,987	(h)	90,962
Interest in losses of equity method investments	—	(3,838)	—		(3,838)

Net income	160,952	248,099	53,253		462,304
Amounts attributable (from) to noncontrolling interests	(4,873)	2,182	—		(2,691)

Net income attributable to controlling interests	165,825	245,917	53,253		464,995
Preferred share dividends	10,022	14,184	—		24,206

Net income available to common shareholders	$155,803	$231,733	$53,253		$440,789

Per share data
Net income per common share
Basic net income	$1.56	$4.88	n/a		$2.12
Diluted net income	$1.54	$4.76	n/a		$2.11
Weighted average number of common shares outstanding - basic	99,910	47,525	n/a		208,237
Weighted average number of common shares outstanding - diluted	101,139	48,710	n/a		209,084

n/a - not applicable

(1)	PartnerRe’s net realized investment gains also include the change in net unrealized investment gains for the three months ended March 31, 2015.

See accompanying notes to the preliminary unaudited pro forma condensed consolidated financial statements.

PRELIMINARY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

	For the Year Ended December 31, 2014
	(in thousands, except for per share data)
	AXIS	PartnerRe	Adjustments		Total
Revenues
Net premiums earned	$3,870,999	$5,609,195	$(86,480	)(a)	$9,393,714
Net investment income	342,766	479,696	—		822,462
Other income	650	16,190	—		16,840
Net realized investment gains (1)	132,108	371,796	(178,355	)(b)	325,549

Total revenues	4,346,523	6,476,877	(264,835)		10,558,565
Expenses
Net losses and loss expenses and life policy benefits	2,186,722	3,462,770	(95,266	)(c)	5,554,226
Acquisition costs	737,197	1,213,822	96,298	(d)	2,047,317
General and administrative expenses	619,894	449,688	—		1,069,582
Foreign exchange gains	(104,439)	(18,201)	(128,959	)(e)	(251,599)
Amortization of intangible assets	1,982	27,486	(940	)(f)	28,528
Interest expense and financing costs	74,695	48,963	(32,770	)(g)	90,888

Total expenses	3,516,051	5,184,528	(161,637)		8,538,942

Income before income taxes and interest in earnings of equity method investments	830,472	1,292,349	(103,198)		2,019,623
Income tax expense	25,908	239,506	(1,355	)(h)	264,059
Interest in earnings of equity method investments	—	15,270	—		15,270

Net income	804,564	1,068,113	(101,843)		1,770,834
Amounts attributable (from) to noncontrolling interests	(6,181)	13,139	—		6,958

Net income attributable to controlling interests	810,745	1,054,974	(101,843)		1,763,876
Preferred share dividends	40,088	56,735	—		96,823

Net income available to common shareholders	$770,657	$998,239	$(101,843)		$1,667,053

Per share data
Net income per common share
Basic net income	$7.38	$19.96	n/a		$7.84
Diluted net income	$7.29	$19.51	n/a		$7.80
Weighted average number of common shares outstanding - basic	104,368	50,019	n/a		212,695
Weighted average number of common shares outstanding - diluted	105,713	51,174	n/a		213,705

n/a - not applicable

(1)	PartnerRe’s net realized investment gains also include the change in net unrealized investment gains for the year ended December 31, 2014.

See accompanying notes to the preliminary unaudited pro forma condensed consolidated financial statements.

NOTES TO PRELIMINARY UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Basis of Pro Forma Presentation

The preliminary unaudited pro forma condensed consolidated balance sheet as of March 31, 2015 and the preliminary unaudited pro forma condensed consolidated statement of income for the three months ended March 31, 2015 and the year ended December 31, 2014 are based on the historical financial statements of AXIS and PartnerRe after giving effect to the completion of the amalgamation and the assumptions and adjustments described in the accompanying notes. It does not give consideration to the impact of revenue enhancements or potential lost business, expense efficiencies, synergies, integration costs, asset dispositions, or other actions that may result from the amalgamation. The preliminary unaudited pro forma information was prepared in accordance with applicable SEC pro forma guidance under Regulation S-X Article 11.

The transaction will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”), with AXIS as the acquiring entity. In business combination transactions in which the consideration given is not in the form of cash (that is, in the form of non-cash assets, liabilities incurred, or equity interests issued), measurement of the acquisition consideration is based on the fair value of the consideration given or the fair value of the assets (or net assets) acquired, whichever is more clearly evident and, thus, more reliably measurable.

Under ASC 805, all of the PartnerRe assets acquired and liabilities assumed in this business combination are recognized at their acquisition-date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The amount of the acquisition consideration over the fair value of assets acquired and liabilities assumed is allocated to goodwill. Changes in deferred tax asset valuation allowances and income tax uncertainties, if any, after the acquisition date will generally affect income tax expense. Subsequent to the completion of the amalgamation, AXIS and PartnerRe will finalize an integration plan, which may affect how the assets acquired, including intangible assets, will be utilized by the combined company.

The preliminary unaudited pro forma information is presented solely for informational purposes and is not necessarily indicative of the consolidated results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company.

Note 2—Preliminary Acquisition Consideration

On January 25, 2015, AXIS entered into a definitive agreement and plan of amalgamation with PartnerRe, which the agreement was thereafter amended on February 17, 2015, March 10, 2015, March 31, 2015, May 3, 2015 and July 15, 2015, pursuant to which AXIS will be amalgamated with PartnerRe. On May 3, 2015, AXIS and PartnerRe further amended the agreement to allow PartnerRe to pay a one-time special dividend of $11.50 per share to PartnerRe’s common shareholders in connection with the closing of the amalgamation. On July 15, 2015, AXIS and PartnerRe further amended the agreement to increase the one-time special dividend to $17.50 per share. In addition, the agreement was amended to allow the amalgamated company to commence an exchange offer pursuant to which PartnerRe preferred shareholders would receive newly issued preferred shares of the amalgamated company reflecting an increase in the current dividend rate on PartnerRe preferred shares by 100 basis points and to extend the redemption period date to the later of (a) the fifth anniversary of the date of issuance and (b) January 1, 2021, subject to receiving a favorable ruling from the Internal Revenue Service on the tax status of the exchange offer. At the closing, each PartnerRe common share issued and outstanding immediately prior to the amalgamation’s effective time (as defined in the amalgamation agreement) will be automatically canceled and converted into the right to receive 2.18 validly issued, fully paid and non-assessable common shares of the amalgamated company, par value $0.0125 per share, together with any cash paid in lieu of fractional shares. At the closing, each AXIS common share issued and outstanding immediately prior to the amalgamation’s effective time will be automatically canceled and converted into the right to receive one validly issued, fully paid and non-assessable amalgamated company common share.

The share price used in determining the preliminary acquisition consideration is based upon the closing price of AXIS common shares on July 15, 2015. The estimated maximum number of PartnerRe common shares which may be canceled in the amalgamation is based on the PartnerRe common shares outstanding on July 15, 2015.

The effect of an increase (decrease) in the price of an AXIS common share of 1% would be to increase (decrease) the pro forma goodwill and to increase (decrease) contributed capital by approximately $59.7 million reflecting the increase (decrease) in the acquisition consideration. There would be no impact on the pro forma net income.

The preliminary acquisition consideration excludes the impact of fractional shares and is calculated as follows (dollars and shares in thousands, except per share data):

Calculation of Acquisition Consideration

Estimated number of PartnerRe’s common shares which may be canceled in the amalgamation	49,494
Exchange ratio per the amalgamation agreement	2.18

Amalgamated company’s share issuance to PartnerRe’s shareholders	107,897
Multiplied by AXIS’ closing price per share on July 15, 2015	$55.31

Amalgamated company’s share issuance consideration	$5,967,783

Note 3—Preliminary Acquisition Consideration Allocation

Under the acquisition method of accounting, the total acquisition consideration is allocated to the acquired tangible and identifiable intangible assets and assumed liabilities of PartnerRe based on their estimated fair values as of the closing of the amalgamation. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed is allocated to goodwill.

The allocation of the estimated acquisition consideration is preliminary because the proposed amalgamation has not yet been completed. The preliminary allocation is based on estimates, assumptions, valuations and other studies which have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the acquisition consideration allocation reflected in the preliminary unaudited pro forma adjustments will remain preliminary until management determines the final acquisition consideration and the fair values of assets acquired and liabilities assumed. The final determination of the acquisition consideration allocation is anticipated to be completed as soon as practicable after the completion of the amalgamation and will be based on the value of the AXIS share price at the closing of the transaction and on the fair values of PartnerRe’s assets acquired and liabilities assumed at the closing of the transaction. The final amounts allocated to PartnerRe’s assets acquired and liabilities assumed could differ significantly from the amounts presented in the preliminary unaudited pro forma condensed consolidated financial statements.

The total preliminary acquisition consideration is allocated to PartnerRe’s tangible and identifiable intangible assets and liabilities as of March 31, 2015 based on their preliminary fair values as follows (dollars in thousands):

Preliminary Acquisition Consideration Allocation

PartnerRe’s shareholders’ equity attributable to controlling interests as of March 31, 2015	$7,197,145

Preliminary adjustments for fair value, by applicable balance sheet caption:
Assets:
Other investments	11,367
Deferred acquisition costs	(1,075,231)
Value of business acquired	348,100
Goodwill	(456,380)
Intangible assets	64,510
Other assets	58,045

Liabilities:
Reserve for losses and loss expenses	(69,251)
Policy benefits for life and annuity contracts	(160,000)
Unearned premiums	1,011,667
Debt	(120,772)
Other liabilities (reflecting estimated payment of the one-time special dividend and PartnerRe’s transaction costs)	(899,277)

Estimated fair value of net assets acquired	5,909,923
Estimated purchase price	5,967,783
Liquidation value of PartnerRe’s preferred shares as of March 31, 2015	853,750
Goodwill, before AXIS’ estimated transaction costs	$911,610

See Note 2 to the Preliminary Unaudited Pro Forma Condensed Consolidated Financial Statements above for the impact of an increase (decrease) in the price of the AXIS common share price on the purchase price.

Note 4—Preliminary Unaudited Pro Forma and Acquisition Accounting Adjustments

The preliminary unaudited pro forma financial information is not necessarily indicative of what the financial position and results from operations actually would have been had the amalgamation been completed at the date indicated and includes adjustments which are preliminary and may be revised. Such revisions may result in material changes. The financial position shown herein is not necessarily indicative of what the past financial position of the amalgamated company would have been, nor necessarily indicative of the financial position of the post-amalgamation periods.

The following preliminary unaudited pro forma adjustments result from accounting for the amalgamation, including the determination of fair value of the assets, liabilities, and commitments which AXIS, as the acquiring entity for accounting purposes, will acquire and assume from PartnerRe. The adjustments below include initial accounting policy conclusions on the treatment of PartnerRe’s investments and the related realized and unrealized investment gains and losses and foreign exchange impacts. These conclusions are preliminary and may be subject to change following a full review of the PartnerRe’s investment portfolio.

The descriptions related to the preliminary adjustments are as follows (dollars in thousands):

Balance Sheet

Increase (decrease) as of March 31, 2015
Assets:
(a) Adjustment to Fixed maturities and short-term investments, available for sale:
To reclassify fixed maturities and short-term investments to available for sale to conform accounting policies	$13,432,066
(b) Adjustment to Fixed maturities and short-term investments, trading:
To reclassify fixed maturities and short-term investments to available for sale to conform accounting policies	(13,432,066)
(c) Adjustments to Other investments:
To reclassify derivative assets and liabilities to conform presentation	32,785
To fair value investments held at cost or valued under the equity method	11,367
(d) Adjustments to Insurance and reinsurance premium balances receivable:
To align written premium methodologies to conform accounting policies	1,054,141
To eliminate intercompany transactions between PartnerRe and AXIS	(6,929)
(e) Adjustments to Reinsurance recoverable on unpaid and paid losses:
To reclassify prepaid reinsurance to conform presentation	(69,709)
To eliminate intercompany transactions between PartnerRe and AXIS	(208,603)
(f) Adjustments to Deferred acquisition costs:
To align written premium methodologies to conform accounting policies	368,452
To eliminate PartnerRe’s deferred acquisition cost asset	(1,075,231)
(g) Adjustment to record Value of business acquired:
To record the fair value of PartnerRe’s life business	348,100
(h) Adjustments to Goodwill:
To eliminate PartnerRe’s carried goodwill	(456,380)
To record goodwill created by the amalgamation	911,610
(i) Adjustments to Intangible assets:
To record finite-lived intangible assets acquired (non-life customer and broker relationships and brand)	189,996
To record finite-lived intangible assets acquired (life renewal rights)	20,000
To record an indefinite-lived intangible asset acquired (U.S. licenses)	7,350
To eliminate PartnerRe’s carried intangible assets	(152,836)
(j) Adjustments to Other assets:
To reclassify receivables for securities sold, derivative assets and prepaid reinsurance to conform presentation	245,937
To record deferred tax impact on pro forma adjustments	58,045
To eliminate intercompany transactions between PartnerRe and AXIS	(30,946)

Total adjustments to Assets	$1,247,149

Increase (decrease) as of March 31, 2015

Liabilities:
(k) Adjustments to Reserve for losses and loss expenses:
To record unpaid losses and loss adjustment expenses at fair value, reflecting an increase for a market based risk margin partially offset by a discount used to present value of the unpaid losses and loss adjustment expenses	$69,251
To eliminate intercompany transactions between PartnerRe and AXIS	(208,603)
(l) Adjustment to Policy benefits for life and annuity contracts:
To reflect policy benefits for life and annuity contracts at fair value	160,000
(m) Adjustments to Unearned premiums:
To record the fair value of profit within PartnerRe’s non-life unearned premiums, adjusted for a risk factor	(1,011,667)
To align written premium methodologies to conform accounting policies	1,422,593
To eliminate intercompany transactions between PartnerRe and AXIS	(30,946)
(n) Adjustment to Debt:
To reflect PartnerRe’s debt at fair value	120,772
(o) Adjustments to Other liabilities:
To record the accrual for the payment of a one-time special dividend	854,277
To reflect AXIS and PartnerRe estimated transaction costs and cash-settled share-based compensation costs related to the amalgamation	91,107
To reclassify receivables for securities sold and derivative liabilities to conform presentation	209,012
To eliminate intercompany transactions between PartnerRe and AXIS	(6,929)

Total adjustments to Liabilities	$1,668,867

Shareholders’ Equity:
(p) Adjustment to Preferred shares:
To align presentation of preferred shares	$819,600
(q) Adjustments to Common shares:
To reflect issuance of amalgamated company shares	1,349
To eliminate PartnerRe’s common shares	(87,237)
(r) Adjustments to Additional paid-in capital:
To reflect issuance of amalgamated company shares	5,966,434
To align presentation of preferred shares	(819,600)
To eliminate PartnerRe’s additional paid-in capital	(3,139,865)
To record AXIS’ estimated share-based compensation costs related to the amalgamation	12,997
(s) Adjustment to Accumulated other comprehensive loss:
To eliminate PartnerRe’s accumulated other comprehensive loss	37,240
(t) Adjustments to Retained earnings:
To record AXIS’ estimated share-based compensation costs related to the amalgamation	(24,103)
To record AXIS’ estimated amalgamation transaction costs	(35,000)
To eliminate PartnerRe’s retained earnings	(6,442,442)
(u) Adjustment to Treasury shares:
To eliminate PartnerRe’s treasury shares	3,288,909
Total adjustments to Shareholders’ Equity	$(421,718)

(v) Adjustments to Common shares outstanding (in thousands of shares):
To reflect elimination of PartnerRe’s common shares outstanding, issuance of amalgamated company shares to PartnerRe’s shareholders and the vesting of PartnerRe and AXIS share-based compensation awards due to the amalgamation	58,797

Statement of Income

	Increase (decrease) for the Three Months Ended March 31, 2015	Increase (decrease) for Year Ended December 31, 2014
Revenues:
(a) Adjustments to Net premiums earned:
To align written and earned premium methodologies to conform accounting policies	$77,800	$(25,880)
To eliminate intercompany transactions between PartnerRe and AXIS	(14,014)	(60,600)
(b) Adjustments to Net realized investment (losses) gains:
To reclassify presentation of foreign exchange on realized gains and losses on investments	(60)	52,364
To reclassify unrealized gains and losses on investments to conform accounting policies	(79,329)	(230,719)

Total adjustments to Revenues	(15,603)	(264,835)

Expenses:
(c) Adjustments to Net losses and loss expenses and life policy benefits:
To record amortization of the adjustment resulting from the difference between the estimated fair value and the historical carrying value of PartnerRe’s net losses and loss expenses and life and annuity policy benefits	(6,233)	(37,106)
To align earned premium methodologies to conform accounting policies	45,810	(18,060)
To eliminate intercompany transactions between PartnerRe and AXIS	(8,226)	(40,100)
(d) Adjustments to Acquisition costs:
To amortize the fair value of profit within PartnerRe’s unearned premiums adjusted for a risk factor, non-life	28,074	859,917
To reduce acquisition costs following the write-off of the deferred acquisition cost asset	(27,883)	(768,666)
To amortize the fair value of PartnerRe’s life business	6,543	27,267
To align earned premium methodologies to conform accounting policies	22,080	(5,420)
To eliminate intercompany transactions between PartnerRe and AXIS	(4,105)	(16,800)
(e) Adjustments to Foreign exchange gains:
To align presentation of foreign exchange on realized gains and losses on investments	(60)	52,364
To align unrealized foreign exchange gains and losses on investments to conform accounting policies	(128,632)	(181,323)
(f) Adjustments to Amortization of intangibles:
To record amortization of intangible assets resulting from the amalgamation	6,637	26,546
To eliminate PartnerRe’s historical amortization expense related to intangible assets	(6,768)	(27,486)
(g) Adjustment to Interest expense and financing costs:
To record reduction of interest expense related to the amortization of the fair value adjustment on PartnerRe’s debt	(8,080)	(32,770)

Total adjustments to Expenses	(80,843)	(161,637)

Income taxes:
(h) Adjustment to Income tax (benefit) expense:
To record income tax on pro forma adjustments	11,987	(1,355)

Total adjustments to Net Income	$53,253	$(101,843)

Estimated amortization charges relating to the fair value adjustments

The estimated useful lives of the identified finite-life intangible assets range from five to twenty years.

The following table shows the estimated annual pre-tax amortization expenses (income) of the fair value adjustments for the first five years following the acquisition (dollars in millions):

	Year following the acquisition
	1	2	3	4	5
Reduction in net loss and loss expenses and life and annuity policy benefits	$(37)	$(25)	$(20)	$(17)	$(15)
Amortization of the fair value of PartnerRe’s life business and profit within PartnerRe’s non-life unearned premium, offset by reduction in acquisition costs due to the write-off of the deferred acquisition costs asset	119	27	18	12	11

Total included in underwriting result	82	2	(2)	(5)	(4)
Estimated amortization expenses	27	27	27	27	27
Reduction in interest expenses	(33)	(33)	(27)	(17)	(11)

Total included in other expenses	(6)	(6)	—	10	16

Total	$76	$(4)	$(2)	$5	$12

Note 5—Preliminary Unaudited Pro Forma Net Income Per Share

Preliminary unaudited pro forma net income per share for the three months ended March 31, 2015 and the year ended December 31, 2014 have been calculated using AXIS’ historic weighted average common shares outstanding plus the common shares assumed to be issued to PartnerRe shareholders per the amalgamation agreement.

The following table sets forth the calculation of basic and diluted preliminary unaudited pro forma net income per share for the three months ended March 31, 2015 and the year ended December 31, 2014 (dollars in thousands, except per share amounts):

	Three Months Ended March 31, 2015		Year Ended December 31, 2014
	Basic	Diluted	Basic	Diluted
Preliminary pro forma net income available to common shareholders	$440,789	$440,789	$1,667,053	$1,667,053

Weighted average common shares outstanding:
AXIS historical	99,910	101,139	104,368	105,713
AXIS share issuance to PartnerRe’s shareholders	107,897	107,897	107,897	107,897
AXIS restricted stock units and other share-based compensation expected to vest upon the completion of the amalgamation	430	48	430	95

Preliminary pro forma adjusted weighted average common shares outstanding	208,237	209,084	212,695	213,705

Preliminary pro forma net income per share	$2.12	$2.11	$7.84	$7.80

Note 6—Preliminary Unaudited Pro Forma Debt

The historical and preliminary unaudited pro forma debt of AXIS and PartnerRe is summarized as follows (dollars in millions):

	As of March 31, 2015
	Historical AXIS	Historical PartnerRe	Pro Forma Adjustments (1)	Pro Forma
2.65% Senior Notes due April 1, 2019	$248.3	$—	$—	$248.3
5.875% Senior Notes due June 1, 2020	496.6	—	—	496.6
5.15% Senior Notes due April 1, 2045	246.2	—	—	246.2
6.875% Senior Notes due June 1, 2018	—	250.0	43.2	293.2
5.5% Senior Notes due June 1, 2020	—	500.0	77.3	577.3
6.440% Capital Efficient Notes due December 1, 2066	—	71.0	0.2	71.2

	$991.1	$821.0	$120.7	$1,932.8

(1)	Adjustment to reflect PartnerRe’s debt at fair value.

COMPARATIVE PER SHARE DATA

The historical earnings per share, dividends and book values of PartnerRe and AXIS shown in the tables below are derived from their respective unaudited consolidated financial statements as of and for the three months ended March 31, 2015 and the audited consolidated financial statements as of and for the year ended December 31, 2014. The unaudited pro forma comparative basic and diluted earnings per share data give effect to the acquisition method of accounting as if the amalgamation had been completed on January 1, 2014. The unaudited pro forma book value per share information was computed as if the amalgamation had been completed on March 31, 2015.

You should read this information in conjunction with the historical financial information of PartnerRe and AXIS included or incorporated elsewhere into the joint proxy statement, including PartnerRe’s and AXIS’ respective financial statements and related notes thereto. The unaudited pro forma per share data is not necessarily indicative of either actual results had the amalgamation occurred as of the dates or during the periods indicated or of the future operations of PartnerRe or AXIS.

This unaudited pro forma per share financial data does not give consideration to the impact of possible revenue enhancements, potential loss of business, expense efficiencies, synergies, strategy modifications, asset dispositions or other actions. This pro forma per share data is subject to risks and uncertainties, including those discussed in the section of this joint proxy statement/prospectus titled “Risk Factors.”

Per share data as of and for the three months ended March 31, 2015:

	AXIS Historical	PartnerRe Historical	Unaudited Pro Forma
Book value per common share	$53.38	$133.08	$54.05
Diluted book value per common share	$51.97	$129.86	$53.53
Diluted tangible book value per common share (1)	$51.11	$118.4	$47.87
Dividends declared per common share	$0.29	$0.70	$0.31
Net income available to common shareholders per common share—basic	$1.56	$4.88	$2.12
Net income available to common shareholders per common share—diluted	$1.54	$4.76	$2.11
Operating income available to common shareholders per common share—diluted (1)	$1.35	$3.09	$1.42

(1)	Diluted tangible book value per common share and operating income are “non-GAAP financial measures” as defined by Regulation G.

Per share data for the year ended December 31, 2014:

	AXIS Historical	PartnerRe Historical	Unaudited Pro Forma
Dividends declared per common share	$1.10	$2.68	$1.17
Net income available to common shareholders per common share—basic	$7.38	$19.96	$7.84
Net income available to common shareholders per common share—diluted	$7.29	$19.51	$7.80
Operating income available to common shareholders per common share—diluted (1)	$5.32	$14.76	$5.89

n/a—not applicable

(1)	Operating income is a “non-GAAP financial measure” as defined by Regulation G.

Diluted tangible book value per common share is calculated using common shareholders’ equity attributable to controlling interests (total shareholders’ equity less noncontrolling interests and aggregate liquidation value of preferred shares) less goodwill and intangible assets, net of tax, divided by the diluted common shares outstanding (assuming exercise of all share-based awards and other dilutive securities). We believe that this measure, in combination with diluted book value per common share, is useful in assessing value generated for our common shareholders. A reconciliation of diluted tangible book value per common share to the most directly comparable GAAP financial measure is provided below:

	As of March 31, 2015
	AXIS Historical	PartnerRe Historical	Unaudited Pro Forma
Total shareholders’ equity	$6,046,235	$7,254,828	$12,879,345
Less:
Preferred shares, aggregate liquidation value	627,843	853,750	1,481,593
Noncontrolling interests	69,072	57,683	126,755

Common shareholders’ equity attributable to controlling interests	5,349,320	6,343,395	11,270,997

Less:
Goodwill	47,148	456,380	958,758
Intangible assets, net of tax	41,360	103,276	232,203

Tangible book value attributable to common shareholders	$5,260,812	$5,783,739	$10,080,036

Diluted common shares outstanding	102,924	48,850	210,571
Diluted tangible book value per common share	$51.11	$118.40	$47.87

Operating income represents after-tax operational results without consideration of after-tax net realized investment (losses) gains, foreign exchange gains (losses), interest in (losses) earnings of equity method investments and withholding tax on inter-company dividends. Diluted operating earnings per common share is derived from this non-GAAP operating income measure. For a further explanation of this measure, see PartnerRe’s and AXIS’ Quarterly Reports on Form 10-Q for the three months ended March 31, 2015 and PartnerRe’s and AXIS’ Annual Reports on Form 10-K for the year ended December 31, 2014. A reconciliation of diluted operating earnings per common share to the most directly comparable GAAP financial measure is provided below:

	Three Months Ended March 31, 2015
	AXIS Historical	PartnerRe Historical	Unaudited Pro Forma
Net income available to common shareholders	$155,803	$231,733	$440,789
Less:
Net realized investment (losses) gains, net of tax	(41,994)	100,311	(10,210)
Net foreign exchange gains (losses), net of tax	61,726	(15,801)	157,004
Interest in losses of equity method investments, net of tax	—	(3,313)	(3,313)

Operating income available to common shareholders	$136,071	$150,536	$297,308

Weighted average number of common shares outstanding—diluted	101,139	48,710	209,084
Operating income available to common shareholders per common share—diluted	$1.35	$3.09	$1.42

	Year ended December 31, 2014
	AXIS Historical	PartnerRe Historical	Unaudited Pro Forma
Net income available to common shareholders	$770,657	$998,239	$1,667,053
Less:
Net realized investment gains, net of tax	106,196	286,252	247,778
Net foreign exchange gains (losses), net of tax	101,586	(45,883)	158,174
Interest in earnings of equity method investments, net of tax	—	8,577	8,577
Withholding tax on inter-company dividends, net of tax	—	(6,125)	(6,125)

Operating income available to common shareholders	$562,875	$755,418	$1,258,649

Weighted average number of common shares outstanding—diluted	105,713	51,174	213,705
Operating income available to common shareholders per common share—diluted	$5.32	$14.76	$5.89

RISK FACTORS

The information presented below updates the Risk Factors contained in the joint proxy statement/prospectus entitled “Risk Factors Relating to the Amalgamated Company Following the Amalgamation”.

The financial analyses and forecasts considered by AXIS’ financial advisors and AXIS’ boards of directors may not be realized, which may adversely affect the market price of PartnerRe AXIS Capital Limited’s common shares following the amalgamation.

The respective financial advisors to PartnerRe and AXIS performed certain financial analyses and delivered their respective opinions to PartnerRe’s and AXIS’ boards of directors that, as of January 25, 2015 in the case of PartnerRe and July 15, 2015 in the case of AXIS, and based upon and subject to the factors and assumptions set forth therein, the aggregate consideration to be paid pursuant to the amalgamation agreement (after taking into account the special dividend, in the case of the opinion delivered by AXIS’ financial advisor) was fair from a financial point of view to the holders of the outstanding PartnerRe common shares and AXIS common shares. In performing such financial analyses and delivering such opinions, the financial advisors reviewed, among other things, projected non-public financial statements and other projected non-public financial data prepared and furnished to it by PartnerRe and AXIS management, respectively. None of the projected non-public financial statements and other projected non-public financial data was prepared with a view toward public disclosure or compliance with the published guidelines of the SEC or the American Institute of Certified Public Accountants regarding projections and forecasts. These projections are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them. These projections are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of PartnerRe and AXIS. Accordingly, there can be no assurance that the amalgamated company’s financial condition or results of operations will not be significantly worse than those set forth in such projected non-public financial statements and other projected non-public financial data.

BACKGROUND

On June 1, 2015, the SEC declared the registration statement on Form S-4 filed by AXIS and PartnerRe effective. Shortly thereafter, the companies filed their joint proxy statement/prospectus and commenced mailing of the joint proxy statement to their shareholders.

On June 3, 2015, EXOR filed a lawsuit in the Supreme Court of Bermuda requesting PartnerRe to disclose certain non-public information related to PartnerRe’s shareholder base, particularly its non-objecting beneficial owners. On June 5, 2015, the Supreme Court of Bermuda issued a ruling denying such request.

During June 2015 and prior to the Revised EXOR Offer on July 7, 2015 (described below), members of the management of AXIS and PartnerRe engaged in integration planning and held various meetings with, and made presentations to, representatives of their respective shareholders to explain the benefits of the amalgamation to both companies’ shareholders. The parties also discussed the possibility of, but had not agreed to, an increase in the previously announced special dividend to PartnerRe shareholders to help obtain the requisite vote from the PartnerRe shareholders to approve the amalgamation. The parties also discussed the possibility of, but had not agreed to, the elimination of each party’s obligation to close the amalgamation being conditioned on the other party’s Bermuda insurance subsidiaries having an A.M. Best rating of at least “A-” (or the “A.M. Best condition”).

On July 7, 2015, EXOR announced revised terms for the EXOR Offer (the “Revised EXOR Offer”), including certain consideration being offered to the PartnerRe preferred shares.

During the period following the announcement of the Revised EXOR Offer and until the execution of the fifth amendment, the parties engaged in detailed discussions with each other and with their respective legal and financial advisors to assess the Revised EXOR Offer and understand the full range of possible responses. The subject matter of these discussions was broad, covering, among other items, increasing the amount of the special dividend payable to the PartnerRe common shareholders from the previously announced $11.50 and, with respect to the PartnerRe preferred shares, among other things, raising their respective dividend rate and extending the period following closing during which the preferred shares would not be redeemed by the amalgamated company (or the “call period”). Tax advisors of both companies also engaged in discussions with their counterparts. Messrs. Montupet and Benchimol also held several telephonic discussions regarding the Revised EXOR Offer and its implications for the amalgamation, meeting in person in New York on July 9, 2015.

On the morning of July 10, 2015, the AXIS board of directors participated in a conference call to discuss the Revised EXOR Offer, as well as AXIS’ earnings for the second quarter of 2015, and to receive a presentation from Goldman Sachs. At the conclusion of the meetings, the AXIS board of directors elected to postpone the date of the AXIS special general meeting to August 7, 2015. Later the same morning, AXIS and PartnerRe issued a joint press release announcing they were evaluating enhanced terms to the amalgamation and announcing their respective special general meetings had been postponed until August 7, 2015. Also on July 10, representatives of Davis Polk sent a draft amendment to the amalgamation agreement (the “draft fifth amendment agreement”) to representatives of Simpson Thacher.

On July 13, 2015, AXIS and PartnerRe pre-announced their respective earnings for the second quarter of 2015.

On the afternoon of July 14, 2015, the AXIS board of directors participated in a conference call to discuss AXIS’ proposed response to the Revised EXOR Offer. During the course of their discussions, the AXIS board of directors reexamined AXIS’ reasons for entering into the amalgamation, the key financial assumptions and projections underlying the amalgamation, the effects that a range of revised special dividends to the PartnerRe common shareholders would have on the financial performance and financial statements of the amalgamated company, the possible tax consequences associated with enhancing the terms of the PartnerRe preferred shares, the elimination of the A.M. Best condition, and the potential challenges and impediments to consummating a transaction on similar terms as the Revised EXOR Offer.

On July 15, 2015, the AXIS board of directors met telephonically with members of AXIS management and representatives of Goldman Sachs and Simpson Thacher also in attendance. Prior to the meeting, members of the AXIS board of directors had received a draft of the fifth amendment agreement and a set of meeting materials, prepared by AXIS management and AXIS’ financial and legal advisors, which described and evaluated the proposed revisions to the financial and other material terms of the amalgamation. Members of AXIS management discussed developments since the last board meeting, the draft fifth amendment agreement, and the effect of the proposed changes in the terms and conditions of the amalgamation on the attractiveness of the amalgamation, and responded to questions from the directors with respect thereto. Representatives of Goldman Sachs reviewed its financial analyses and answered questions relating thereto from the meeting participants. Simpson Thacher addressed and responded to questions from the directors regarding the terms of the draft fifth amendment agreement. A representative of Goldman Sachs then delivered to the AXIS board of directors its oral opinion, which was confirmed by delivery of a written opinion dated July 15, 2015, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations stated therein, and taking into account the revised special dividend, the AXIS exchange ratio pursuant to the amalgamation agreement was fair, from a financial point of view, to the holders (other than PartnerRe and its affiliates) of AXIS common shares. The full text of the written opinion of Goldman Sachs is attached hereto as Exhibit 99.2, is incorporated by reference herein in its entirety, and is further described in the section titled “Update to the Opinion of AXIS’ Financial Advisor.” Following a discussion of the changes to the terms of the amalgamation, which included the factors described under “Update to AXIS’ Reasons for the Amalgamation and Recommendation of AXIS’ Board of Directors” below, the AXIS board of directors unanimously voted to approve as in the best interests of AXIS the draft fifth amendment agreement and the transactions contemplated thereby and authorized management of AXIS to take action designed to accomplish the transactions contemplated thereby.

Later that day, the draft fifth amendment agreement was executed and, on the morning of July 16, 2015, AXIS and PartnerRe issued the following joint press release reaffirming their commitment to the amalgamation, their recommendation that their respective shareholders vote to adopt the amalgamation agreement (as amended) and the amalgamation, and announcing the changes to the terms of the amalgamation contained in the fifth amendment.

*******

PEMBROKE, Bermuda—July 16, 2015—AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE:AXS) and PartnerRe Ltd. (NYSE:PRE) (together, “the Companies”) today announced enhanced merger terms that increase to $17.50 per common share the one-time, special cash dividend payable to each holder of record of PartnerRe common shares immediately prior to the closing of the amalgamation between PartnerRe and AXIS Capital.

In addition, PartnerRe and AXIS Capital have agreed to match the terms contemplated by EXOR’s proposed exchange offer for PartnerRe preferred shares. However, after consultations with their advisors, PartnerRe and AXIS Capital believe that there is a material risk that EXOR’s proposed exchange offer for PartnerRe preferred shares could be viewed as a “listed transaction” under applicable IRS rules, which would subject preferred shareholders (and possibly common shareholders) to an onerous annual reporting and penalty regime applicable to prohibited tax shelter transactions under U.S. income tax laws, as described in further detail below.

If PartnerRe and AXIS Capital are successful in obtaining a private letter ruling from the IRS that the proposed exchange offer would not result in this reporting requirement, pursuant to the proposed exchange offer PartnerRe preferred shareholders would receive newly issued preferred shares reflecting a 100 basis point increase in the current dividend rate and, subject to certain exceptions, an extended redemption date of the later of (a) the fifth anniversary of the date of issuance and (b) January 1, 2021. The terms of the newly issued preferred shares would be otherwise identical in all material respects to the applicable existing PartnerRe preferred shares.

Further highlighting their commitment to the transaction, PartnerRe and AXIS Capital have also agreed that each party’s obligation to close the amalgamation is no longer conditioned on the absence of a three notch rating downgrade from A.M. Best. By removing this rating downgrade closing condition, PartnerRe and AXIS Capital have provided even more certainty to the successful consummation of the transaction. Having received all of the competition-related approvals and substantially all of the non-U.S. regulatory approvals, the amalgamation remains on track to close in the third quarter of 2015, subject to approvals by the shareholders of both companies, remaining regulatory clearances and customary closing conditions.

PartnerRe Chairman Jean-Paul Montupet stated, “We are very pleased to agree to enhanced terms with AXIS Capital so that shareholders can realize the value of the combination. This amalgamation will immediately enhance our strategic positioning and financial strength and we will have tremendous resources to build upon our proven track record of stability and success. As we approach the August 7th meeting date for shareholders to approve the amalgamation, we are confident that they will recognize the unique potential of this transformative combination. In addition to the cash special dividend, shareholders will benefit from owning a significant interest in a world-class specialty insurance and reinsurance franchise.”

AXIS Capital CEO Albert A. Benchimol stated, “The strategic and financial benefits of the merger agreement between AXIS Capital and PartnerRe are compelling, and we are confident that it will deliver superior value both to our shareholders and to our clients and distribution partners. The combination represents a unique opportunity to create a financial powerhouse in the industry with a strong franchise, robust earnings power, and double-digit ROE that is well-positioned to achieve superior and stable value creation across both secular and cyclical market changes. The combined company will have the scale, the product reach and the service capabilities to add substantial value and deepen our relationships with clients and distribution partners. At the end of the day, the merger creates opportunities that neither company could really achieve on its own in the near-term—including expense synergies in excess of $200 million, significant capital efficiencies, and incremental growth opportunities.”

The Boards of Directors of both companies unanimously, after consultation with their outside legal counsel and financial advisors, approved the amendment giving effect to the enhanced amalgamation terms and determined that the terms of the amalgamation agreement, as amended, are advisable and fair to, and in the best interests of, PartnerRe and AXIS Capital, respectively.

The amalgamation is accretive to operating earnings and ROE in year one, achieving double-digit EPS accretion and a double-digit ROE by 2017. A portion of the funds allocated to previously announced share repurchases will be used to fund the increase in the special dividend.

The PartnerRe and AXIS Capital Boards of Directors continue to urge their holders of both common and preferred shares to promptly use their white proxy card to vote FOR the Amalgamation Agreement at the Shareholder Meetings on August 7, 2015.

Additional Information Related to PartnerRe Preferred Shares

After careful analysis, PartnerRe and AXIS Capital believe the preferred shares proposed to be issued in the EXOR exchange offer could be characterized as “fast-pay stock” under U.S. tax law. If the preferred shares are characterized as “fast-pay stock,” such a characterization would have serious negative consequences for preferred shareholders:

•

Reporting Burdens. All holders of PartnerRe preferred shares, including holders that do not participate in the exchange offer, would be required under applicable IRS rules to file a disclosure statement (IRS

Form 8886 or a successor form) with their U.S. federal income tax returns identifying their participation in a prohibited tax shelter transaction. A copy of any such form is also required to be mailed to the IRS’s Office of Tax Shelter Analysis. These reporting obligations may also apply to holders of the amalgamated company common shares.

•	Prohibited Investment. Many institutional investors, fund managers and brokerage firms have internal policies or investment mandates that prohibit such institutions from investing in instruments that qualify as “listed transactions”, whether specifically stated or due to additional tax reporting requirements at a client level that would be required, which may prevent them from holding any preferred shares.

•	Onerous Penalty Regime. Failure to comply with the disclosure requirements above may result in onerous penalties.

Thus, PartnerRe and AXIS Capital believe that the more responsible path forward is to ensure that such exchange would not trigger this onerous disclosure and penalty regime prior to initiating the exchange offer. Accordingly, PartnerRe and AXIS Capital have agreed in the amended amalgamation agreement to use commercially reasonable efforts to obtain a private letter ruling from the IRS to the effect that the issuance of preferred shares with terms contemplated by EXOR’s proposed exchange offer would not result in a “listed transaction” or otherwise expose holders of the amalgamated company shares to tax shelter reporting obligations. The amended amalgamation agreement requires the amalgamated company to commence an exchange offer for the applicable preferred shares promptly upon the receipt of such a private letter ruling.

PartnerRe and Axis expect to mail supplemental proxy materials to shareholders in the near future.

*******

UPDATE TO AXIS’ REASONS FOR THE AMALGAMATION AND RECOMMENDATION OF AXIS’ BOARD OF DIRECTORS

In addition to the reasons considered by the AXIS board of directors as set forth in the joint proxy statement, in deciding to approve the draft fifth amendment agreement and to recommend to the AXIS shareholders that they adopt the amalgamation agreement (as amended by the fifth amendment), the AXIS board of directors considered a number of factors, including:

•	the belief that if PartnerRe were to declare and pay the revised special dividend, if the amalgamated company were to make the improved offer to the PartnerRe preferred shares, and if the A.M. Best condition were to be removed from the amalgamation agreement, it would materially increase the likelihood of obtaining the required level of shareholder approval from the PartnerRe shareholders for the amalgamation;

•	the fact that the revised special dividend and the improved offer to the PartnerRe preferred shares would not materially impact the long-term financial and strategic benefits that would accrue to the benefit of the AXIS shareholders from the amalgamation;

•	the continued expectations regarding significant operating and capital synergies resulting from the amalgamation and positive indications from further refinement of the projections for the amalgamated company;

•	the fact that all of the antitrust and competition-related approvals and all of the non-U.S. insurance regulatory approvals have been received, and the amalgamation remains on track to close in the third quarter of 2015;

•	the fact that the PartnerRe exchange ratio of 2.18 that was previously negotiated remained unchanged, providing AXIS’ shareholders with the same percentage ownership of the amalgamation company and the same meaningful opportunity to participate in any appreciation in the combined entity’s share price;

•	the fact that removing the A.M. Best condition as it relates to AXIS’ insurance subsidiaries provides greater certainty that the amalgamation will be completed; and

•	the belief that the revised special dividend and the other terms of fifth amendment agreement are reasonable.

UPDATE TO THE AMALGAMATED COMPANY PROJECTIONS

The amalgamated company projections prepared as of May 3, 2015 have been updated thereafter, and were developed by combining the standalone projections of each of PartnerRe and AXIS and making the following adjustments:

•	common shareholders’ equity attributable to PartnerRe was increased in each year by $195 million to reflect the actual year end 2014 calculations.

In addition to the adjustments set out above, the amalgamated company projections developed jointly by PartnerRe and AXIS and reflected the following assumptions:

•	an anticipated closing date for the amalgamation of September 30, 2015;

•	a onetime special cash dividend of $17.50 per PartnerRe common share to PartnerRe common shareholders of record immediately prior to the effective time (which assumption was developed by AXIS and PartnerRe and thereafter revised by AXIS for the fifth amendment);

•	combined run-rate pre-tax operating synergies of $200 million, phased 50% in 2016 and 100% in 2017;

•	incremental growth opportunities from the amalgamated company’s Insurance and Life and A&H operating segments, as well as benefits from third party capital with a pre-tax operating income impact of $88 million in 2016 and $128 million in 2017 (which assumption was developed by AXIS and PartnerRe and thereafter revised by AXIS for the fifth amendment);

•	pre-tax restructuring charge of $225 million, incurred 80% in Q4 2015 and 20% in 2016;

•	revenue dis-synergies based on a loss of $500 million of earned premiums in 2016 and $0 of earned premiums in 2017, assuming an 8% technical margin;

•	share repurchases suspended by PartnerRe and AXIS between announcement and closing of the amalgamation, with associated capital accumulated used to fund share repurchases and the revised special dividend beginning in the fourth quarter of 2015 (which assumption was developed by AXIS and PartnerRe and thereafter revised by AXIS for the fifth amendment); and

•	purchase accounting adjustments as contemplated by the pro-formas as of March 31, 2015 that were filed with the SEC with the joint proxy statement/prospectus.

UPDATE TO THE OPINION OF AXIS’ FINANCIAL ADVISOR

Goldman Sachs rendered its opinion to the AXIS board of directors that, as of July 15, 2015 and based upon and subject to the factors and assumptions set forth therein, and taking into account the revised special dividend, the AXIS exchange ratio pursuant to the amalgamation agreement was fair from a financial point of view to the holders (other than PartnerRe and its affiliates) of AXIS common shares.

The full text of the written opinion of Goldman Sachs, dated July 15, 2015, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Exhibit 99.2. Goldman Sachs provided its opinion for the information and assistance of the AXIS board of directors in connection with its consideration of the amalgamation. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of AXIS common shares should vote with respect to such amalgamation or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the amalgamation agreement;

•	annual reports to shareholders and Annual Reports on Form 10-K of AXIS and PartnerRe for the five years ended December 31, 2014;

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of AXIS and PartnerRe;

•	certain other communications from AXIS and PartnerRe to their respective shareholders;

•	the Registration Statement on Form S-4, filed March 16, 2015, as amended on June 1, 2015, including the joint proxy statement-prospectus relating to the PartnerRe special general meeting and the AXIS special general meeting to be held in connection with the amalgamation agreement;

•	certain publicly available research analyst reports for AXIS and PartnerRe;

•	certain internal financial analyses and forecasts for PartnerRe prepared by its management;

•	certain internal financial analyses and forecasts for AXIS prepared by its management and certain financial analyses and forecasts for PartnerRe prepared by the management of AXIS, in each case, as approved for Goldman Sachs’ use by AXIS (the “Forecasts”); and

•	certain operating synergies and dis-synergies projected by the managements of AXIS and PartnerRe to result from the amalgamation, updated since AXIS entered into the fourth amendment to the amalgamation agreement, as approved for Goldman Sachs’ use by AXIS (the “Net Synergies”).

Goldman Sachs also held discussions with members of the senior managements of AXIS and PartnerRe regarding their assessment of the strategic rationale for, and the potential benefits of, the amalgamation and the past and current business operations, financial condition and future prospects of PartnerRe and with members of the senior management of AXIS regarding their assessment of the past and current business operations, financial condition and future prospects of AXIS; reviewed the reported price and trading activity for AXIS common shares and the PartnerRe common shares; compared certain financial and stock market information for AXIS and PartnerRe with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the insurance industry and reinsurance industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering the opinion described above, Goldman Sachs, with the consent of AXIS, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed that the Forecasts and the Net Synergies were reasonably prepared on a basis reflecting the best available estimates and judgments of the management of AXIS. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of AXIS, PartnerRe, PartnerRe AXIS Capital Limited or any of their respective subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs is not an actuary and its services did not include any actuarial determination or evaluation by it or any attempt to evaluate actuarial assumptions and it has relied on AXIS’ actuaries with respect to reserve adequacy. In that regard, Goldman Sachs did not make any analysis of, and did not express any opinion as to, the adequacy of the reserve for losses and loss expenses of AXIS and the unpaid losses and loss expenses and the policy benefits for life and annuity contracts of PartnerRe. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the amalgamation will be obtained without any adverse effect on AXIS, PartnerRe or PartnerRe AXIS Capital Limited or on the expected benefits of the amalgamation in any way meaningful to its analysis. Goldman Sachs has also assumed that the amalgamation will be consummated on the terms set forth in the amalgamation agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of AXIS to engage in the amalgamation, or the relative merits of the amalgamation as compared to any strategic alternatives that may be available to AXIS; nor does it address any legal, regulatory, tax or accounting matters.

Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than PartnerRe and its affiliates) of AXIS common shares, as of the date of the opinion and taking into account the revised special dividend, of the AXIS exchange ratio pursuant to the amalgamation agreement. Goldman Sachs’ opinion does not express any view on, and its opinion does not address, any other term or aspect of the amalgamation agreement or amalgamation or any term or aspect of any other agreement or instrument contemplated by the amalgamation agreement or entered into or amended in connection with the amalgamation, including, the fairness of the amalgamation to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of AXIS; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of AXIS, or class of such persons, in connection with the amalgamation, whether relative to the AXIS exchange ratio, taking into account the revised special dividend, pursuant to the amalgamation agreement or otherwise. In addition, Goldman Sachs did not express any opinion as to the prices at which shares of PartnerRe AXIS Capital Limited will trade at any time or as to the impact of the amalgamation on the solvency or viability of AXIS, PartnerRe or PartnerRe AXIS Capital Limited or the ability of AXIS, PartnerRe or PartnerRe AXIS Capital Limited to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the AXIS board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 15, 2015 and is not necessarily indicative of current market conditions.

Illustrative Dividend Discount Model Analysis.

In connection with performing the Illustrative Contribution Analysis described below, Goldman Sachs performed an illustrative dividend discount model analysis for each of AXIS and PartnerRe using the Forecasts and financial data from Bloomberg. Goldman Sachs calculated an indication of the present value of cash flows for AXIS for the second through fourth quarters of 2015 and the years 2016 through 2020 assuming 100% of estimated net income is returned to shareholders, per the Forecasts, using a discount rate of 5.96%, reflecting an estimate of AXIS’ cost of equity, and applying mid-year discounting. Goldman Sachs then calculated an illustrative terminal value for AXIS by applying a multiple of 0.98x to AXIS’ projected book value as of December 31, 2020 and calculated an indication of the present value of such illustrative terminal value using a discount rate of 5.96%. In addition, Goldman Sachs calculated an indication of the present value of cash flows, prior to payment of the revised special dividend, of PartnerRe for the second through fourth quarters of 2015 and the years 2016 through 2020 assuming 100% of estimated net income is returned to shareholders, per the Forecasts, using a discount rate of 6.53%, reflecting an estimate of PartnerRe’s cost of equity, and applying mid-year discounting. Goldman Sachs then calculated an illustrative terminal value for PartnerRe by applying a multiple of 0.90x to PartnerRe’s projected book value as of December 31, 2020 and calculated an indication of the present value of such illustrative terminal value using a discount rate of 6.53%.

Illustrative Contribution Analysis.

Goldman Sachs performed illustrative contribution analyses based on historical and other financial information of AXIS and PartnerRe from SEC filings, balance sheet data of March 31, 2015, other market data as of July 14, 2015, the Forecasts and the AXIS exchange ratio. The results of the analyses are summarized as follows:

Metric [1,2]	AXIS	PartnerRe
Agreed-upon exchange ratio of 2.18x	48.9%	51.1%
Market Capitalization (As of January 23, 2015)
Diluted Market Capitalization [3]	51.4%	48.6%
Income Statement Metrics
Operating Income (2015E) [4]	43.3%	56.7%
Operating Income (2016E) [4]	47.2%	52.8%
Operating Income (2017E) [4]	51.6%	48.4%
Balance Sheet Metrics
Book Value (3/31/2015) (including accumulated other comprehensive income (“AOCI”)) [5]	49.4%	50.6%
Tangible Book Value (3/31/2015) (including AOCI) [5]	51.6%	48.4%
Midpoint of Management Estimate-Based Stand-Alone Dividend Discount Model (3/31/15) [6]	52.1%	47.9%

[1]	Data per AXIS’ and PartnerRe’s SEC filings and the Forecasts.
[2]	Balance sheet data as of March 31, 2015. Fully diluted share count data as provided by AXIS management on April 29, 2015 and assumed to be the same at close. Assumes $853 million total pre-closing dividend based on 48.83 million PartnerRe shares eligible for the pre-closing cash distribution. Assumes management operating income for PartnerRe of $572 million in 2015, $508 million in 2016 and $479 million in 2017 adjusted for the pro forma impact of the $853 million pre-closing dividend assuming 2.0% pre-tax yield on cash and 16.0% marginal tax rate. Market capitalization assumes fully diluted share count as provided by AXIS management as of April 29, 2015 and as of January 23, 2015 (undisturbed) market price for both companies. PartnerRe market capitalization reduced by $853 million pre-closing dividend.
[3]	Market capitalization assumes fully diluted share count as provided by AXIS management as of April 29, 2015 and as of January 23, 2015 (undisturbed) market price for both companies. PartnerRe market capitalization reduced by $853 million pre-closing dividend.
[4]	Per the Forecasts.
[5]	Per AXIS and PartnerRe public filings.
[6]	See description in “—Illustrative Dividend Discount Model” above.

Illustrative Pro Forma Financial Impact Analysis.

Goldman Sachs performed illustrative pro forma analyses of the potential financial impact of the amalgamation using the Net Synergies and the Forecasts. Goldman Sachs assumed a 16.0% global pro-forma tax rate for net income adjustments as per AXIS management (with the exception of various components that comprise incremental pre-tax income from insurance, life and A&H, and third party capital, for which tax rates of between 0% and 17.5% were applied, as per AXIS management), dis-synergies of $40 million in 2016 and $0 in 2017 and onward as per AXIS management and used purchase accounting assumptions and intangible amortization as discussed in “Notes To Preliminary Unaudited Pro Forma Condensed Consolidated Financial Statements” in Amendment No. 1 to the Form S-4 filed by AXIS and PartnerRe on June 1, 2015 as per AXIS management (together, the “Assumptions”). For each of the estimated years 2015 through 2017, Goldman Sachs compared the projected earnings per AXIS common share, on a stand-alone basis, to the projected earnings per AXIS common share, on a pro forma basis, taking into account Net Synergies and the Assumptions. For the estimated year 2016, Goldman Sachs also compared the projected earnings per AXIS common share, on a stand-alone basis, to the projected earnings per AXIS common share, on a pro forma basis, using fully phased-in Net Synergies numbers and taking into account the Assumptions.

Goldman Sachs also compared the projected book value per AXIS common share and tangible book value per AXIS common share, respectively, on a stand-alone basis, to the projected book value per AXIS common share and tangible book value per AXIS common share, respectively, on a pro forma basis, taking into account Net Synergies and the Assumptions, in each case, as of the assumed closing date, December 31, 2015, December 31, 2016 and December 31, 2017. In addition, Goldman Sachs compared the projected return on each of equity and tangible equity per AXIS common share, on a stand-alone basis, to the projected return on each of equity and tangible equity, respectively, per AXIS common share, on a pro forma basis, taking into account Net Synergies and the Assumptions, for the fiscal years 2015, 2016 and 2017. Goldman Sachs further compared the projected total debt including preferred shares divided by the capital of AXIS, on a stand-alone basis, to the projected total debt including preferred shares divided by the capital of AXIS, on a pro forma basis, taking into account the Net Synergies and the Assumptions, as of December 31, 2015 and December 31, 2017. In each of the above scenarios, the market price for AXIS common shares was as of July 14, 2015 and the assumed closing date was September 30, 2015.

Goldman Sachs performed each of the above analyses taking into account the revised special dividend and with and without taking into account the proposed exchange offer.

The results of the analyses are summarized as follows:

	Accretion / Dilution –proposed exchange offer not taken into account	Accretion / Dilution –proposed exchange offer taken into account
Earnings Per AXIS Share
Fiscal Year 2015[E]	2.4%	0.8%
Fiscal Year 2016[E]	13.0%	12.0%
Fiscal Year 2016[E] [1]	25.5%	24.6%
Fiscal Year 2017[E]	23.0%	22.1%
Book Value Per AXIS Share
At Close (September 30, 2015[E])	1.7%	1.7%
December 31, 2015[E]	0.4%	0.4%
December 31, 2016[E]	1.2%	1.1%
December 31, 2017[E]	3.2%	3.0%
Tangible Book Value Per AXIS Share
At Close (September 30, 2015[E])	(5.5)%	(6.0)%
December 31, 2015[E]	(7.0)%	(7.7)%
December 31, 2016[E]	(6.1)%	(6.8)%
December 31, 2017[E]	(4.0)%	(4.8)%

[1]	Using fully phased-in Net Synergies numbers

	Pro Forma – proposed exchange offer not taken into account	Pro Forma – proposed exchange offer taken into account
Return on Equity
Fiscal Year 2015	8.4%	8.3%
Fiscal Year 2016	9.7%	9.6%
Fiscal Year 2017	11.9%	11.8%
Return on Tangible Equity
Fiscal Year 2015	8.8%	8.7%
Fiscal Year 2016	10.7%	10.6%
Fiscal Year 2017	13.0%	13.0%
(Debt + Preferred Shares) / Capitalization
December 31, 2015[E]	23.2%	23.2%
December 31, 2017[E]	23.2%	23.2%

Note: In performing its analysis, Goldman Sachs assumed that AXIS common shares were issued to PartnerRe at $55.13, a price equal to the share price on July 14, 2015. The implied offer price assumes an AXIS common share price of $55.13 per share as at July 14, 2015. In taking into account the proposed exchange offer, Goldman Sachs assumed a 100% probability of a favorable ruling from the Internal Revenue Service and 100% expected participation.

Illustrative Projected Future Implied Prices.

Goldman Sachs performed an illustrative analysis of the projected future implied share price of AXIS, both on a stand-alone and on a pro forma basis, both taking into account and not taking into account the proposed exchange offer, using the Forecasts, the Net Synergies, financial data obtained from Bloomberg and estimates from Institutional Brokers’ Estimate System (“IBES”). Goldman Sachs also assumed the Assumptions. In performing its analysis, Goldman Sachs assumed that AXIS common shares were issued to PartnerRe at a price of $55.13 per share, equal to AXIS’ price as of July 14, 2015.

Goldman Sachs performed an analysis of the illustrative projected future implied price of AXIS common shares, on a stand-alone basis, by multiplying AXIS’ projected earnings for calendar years 2016, 2017, 2018, 2019 and 2020, respectively, by a price to earnings multiple of 10.7x. Additionally, Goldman Sachs performed an analysis of the illustrative projected future implied price of AXIS common shares, on a pro forma basis, by multiplying AXIS’ pro forma projected earnings for calendar years 2016, 2017, 2018, 2019 and 2020, respectively, by a price to earnings multiple of 10.7x. The results of the analyses are summarized as follows:

Proposed exchange offer not taken into account
	2016	2017-2020
Stand-alone	$51.29	$60.57-$70.12
Pro Forma	$57.93	$74.52-$86.27

Proposed exchange offer taken into account
	2016	2017-2020
Stand-alone	$51.29	$60.57-$70.12
Pro Forma	$57.43	$73.93-$85.59

Note: In performing its analysis, Goldman Sachs assumed that AXIS common shares were issued to PartnerRe at $55.13, a price equal to the share price on July 14, 2015. The implied offer price assumes an AXIS common share price of $55.13 per share as at July 14, 2015. In taking into account the proposed exchange offer, Goldman Sachs assumed a 100% probability of a favorable ruling from the Internal Revenue Service and 100% expected participation.

Goldman Sachs also performed an analysis of the illustrative projected future implied price for AXIS common shares, on a stand-alone basis, by multiplying AXIS’ projected book value as of September 30, 2015 and December 31, 2016, 2017, 2018, 2019 and 2020, respectively, by a price to book value multiple of 1.0x. Additionally, Goldman Sachs performed an analysis of the illustrative projected future implied price for AXIS common shares, on a pro forma basis, by multiplying AXIS’ pro forma projected book value as of September 30, 2015 and December 31, 2016, 2017, 2018, 2019 and 2020, respectively, by a price to book value multiple of 1.1x. The results of the analyses are summarized as follows:

Proposed exchange offer not taken into account
	Q3 2015	2016	2017-2020
Stand-alone	$52.84	$57.07	$61.52-$79.59
Pro Forma	$59.14	$66.43	$73.02-$96.49

Proposed exchange offer taken into account
	Q3 2015	2016	2017-2020
Stand-alone	$52.84	$57.07	$61.52-$79.59
Pro Forma	$59.14	$66.33	$72.85-$96.06

Note: In performing its analysis, Goldman Sachs assumed that AXIS common shares were issued to PartnerRe at $55.13, a price equal to the share price on July 14, 2015. The implied offer price assumes an AXIS common share price of $55.13 per share as at July 14, 2015. In taking into account the proposed exchange offer, Goldman Sachs assumed a 100% probability of a favorable ruling from the Internal Revenue Service and 100% expected participation.

Goldman Sachs also performed an analysis of the illustrative projected future implied price for AXIS common shares, on a stand-alone basis, by multiplying AXIS’ projected tangible book value as of September 30, 2015 and December 31, 2016, 2017, 2018, 2019 and 2020, respectively, by a price to tangible book value multiple of 1.0x. Additionally, Goldman Sachs performed an analysis of the illustrative projected future implied price for AXIS common shares, on a pro forma basis, by multiplying AXIS’ pro forma projected tangible book value as of September 30, 2015 and December 31, 2016, 2017, 2018, 2019 and 2020, respectively, by a price to tangible book value multiple of 1.15x. The results of the analyses are summarized as follows:

Proposed exchange offer not taken into account
	Q3 2015	2016	2017-2020
Stand-alone	$51.95	$56.14	$60.54-$78.37
Pro Forma	$56.46	$60.64	$66.84-$92.10

Proposed exchange offer taken into account
	Q3 2015	2016	2017-2020
Stand-alone	$51.95	$56.14	$60.54-$78.37
Pro Forma	$56.14	$60.19	$66.30-$91.14

Note: In performing its analysis, Goldman Sachs assumed that AXIS common shares were issued to PartnerRe at $55.13, a price equal to the share price on July 14, 2015. The implied offer price assumes an AXIS common share price of $55.13 per share as at July 14, 2015. In taking into account the proposed exchange offer, Goldman Sachs assumed a 100% probability of a favorable ruling from the Internal Revenue Service and 100% expected participation.

Selected Companies Analysis.

Goldman Sachs reviewed and compared certain financial information, ratios and public market multiples for AXIS and PartnerRe to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the insurance and reinsurance industry:

•	Multiline Reinsurance Companies:

•	ACE Limited

•	Allied World Assurance Company Holdings, AG

•	Arch Capital Group Ltd.

•	Aspen Insurance Holdings Limited

•	Endurance Specialty Holdings Ltd.

•	Everest Re Group, Ltd.

•	XL Group plc

•	Property Focused Companies:

•	Lancashire Holdings Limited

•	Montpelier Re Holdings Ltd.

•	RenaissanceRe Holdings Ltd.

•	Validus Holdings, Ltd

•	Other Companies:

•	Alleghany Corporation

•	Enstar Group Limited

•	Greenlight Capital Re, Ltd.

•	Third Point Reinsurance Ltd.

Although none of the selected companies is directly comparable to AXIS or PartnerRe, the companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of AXIS and PartnerRe. multiples and ratios of the selected companies were based on the closing prices of their respective common shares on July 14, 2015, financial data obtained from SEC filings and Bloomberg and estimates from IBES. The multiples and ratios of AXIS and PartnerRe were based on the closing prices of their respective common shares on July 14, 2015 and closing prices of their respective common shares prior to announcement of the transaction on January 23, 2015 and financial data obtained from SEC filings, Bloomberg and estimates from IBES. With respect to each of the selected companies and AXIS and PartnerRe, Goldman Sachs calculated, among other things:

•	price per share as of closing as a percentage of the highest price per share in the 52-weeks prior to close;

•	price as a multiple of estimated 2015 earnings per share (calendarized to December 31) (“2015 P/E”);

•	price as a multiple of estimated 2016 earnings per share (calendarized to December 31) (“2016 P/E”);

•	price as a multiple of book value (“P/BV”) (including AOCI);

•	price as a multiple of book value (excluding AOCI);

•	price as a multiple of tangible book value (“P/TBV”) (including AOCI);

•	estimated return on average common equity (“ROACE”) for 2015;

•	estimated ROACE for 2016; and

•	dividend yield.

The results of these analyses are summarized as follows:

	AXIS July 14		AXIS Jan 23		PartnerRe July 14		PartnerRe Jan 23		Multiline Reinsurance Companies				Property Focused Companies				Other Companies
									Median		Range		Median		Range		Median		Range
% of 52 Week High	95.6%		95.0%		98.6%		96.6%		99.4%		88.1%–100.0%		98.8%		96.1%–100.0%		96.7%		85.5%–100.0%
2015E P/E	12.5	x	10.7	x	13.2	x	11.9	x	11.6	x	9.2x–16.7	x	11.1	x	9.1x–14.5	x	13.6	x	7.2x–17.8	x
2016E P/E	11.9	x	10.2	x	13.9	x	11.7	x	10.9	x	10.0x–16.6	x	11.3	x	9.5x–14.7	x	9.7	x	5.7x–17.8	x
P/BV (incl. AOCI)	1.06	x	0.98	x	1.04	x	0.90	x	1.11	x	0.99x–1.49	x	1.18	x	1.09x–1.57	x	1.06	x	0.99x–1.35	x
P/BV (excl. AOCI)	1.06	x	1.01	x	1.04	x	0.90	x	1.15	x	1.11x–1.53	x	1.18	x	1.08x–1.63	x	1.09	x	0.99x–1.33	x
P/TBV (incl. AOCI)	1.09	x	0.99	x	1.14	x	0.99	x	1.17	x	1.08x–1.51	x	1.22	x	1.18x–1.78	x	1.07	x	0.99x–1.47	x
ROACE (2015 Estimate)	8.8%		8.6%		8.0%		7.5%		9.5%		7.8%–12.2%		11.1%		7.8%–13.5%		8.8%		7.8%–12.9%
ROACE (2016 Estimate)	8.2%		8.6%		7.1%		7.7%		8.9%		7.2%–10.5%		10.0%		7.4%–13.5%		12.5%		9.4%–14.9%
Dividend Yield	2.1%		2.4%		2.1%		2.3%		2.0%		0.0%–2.5%		2.4%		1.2%–18.1%		0.0%		0.0%–0.0%

Note: XL Group plc is pro forma for Catlin Group Limited acquisition. Endurance Specialty Holdings Ltd. announced its acquisition of Montpelier Re Holdings Ltd. on March 31, 2015. Lancashire Holdings Limited dividend yield is based on 2014 dividends, including special dividends.

Selected Transactions Analysis.

Goldman Sachs reviewed and analyzed certain financial information of the following insurance and reinsurance industry transactions since 2005:

•	Endurance Specialty Holdings Ltd.’s acquisition of Montpelier Re Holdings announced in March 2015;

•	XL Group’s acquisition of Catlin Group Limited announced in January 2015;

•	RenaissanceRe Holdings Ltd. acquisition of Platinum Underwriters Holdings Ltd. announced in November 2014;

•	Markel Corp.’s acquisition of Alterra Capital Holdings Ltd. announced in December 2012;

•	Validus Holdings Ltd.’s acquisition of Flagstone Reinsurance Holdings SA announced in August 2012;

•	Alleghany Corp.’s acquisition of Transatlantic Holdings Inc. announced in November 2011;

•	Max Capital Group’s acquisition of Harbor Point Ltd. announced in March 2010;

•	Validus Holdings Ltd.’s acquisition of IPC Holdings, Ltd. announced in July 2009;

•	PartnerRe’s acquisition of PARIS RE Holdings Limited announced in July 2009;

•	Maiden Holdings, Ltd.’s acquisition of GMAC RE, LLC announced in October 2008;

•	Argonaut Group, Inc.’s acquisition of PXRE Group, Ltd. announced in March 2007;

•	SCOR SE’s acquisition of Converium Holding AG announced in February 2007; and

•	Swiss Re Ltd’s acquisition of GE Insurance Solutions/Employers Reinsurance Corp. announced in November 2005.

For each of the selected transactions, Goldman Sachs calculated the multiples of the reported purchase price to estimated then-current fiscal year GAAP earnings (“P/FY1 Earnings”) and to estimated one-year forward fiscal year GAAP earnings (“P/FY2 Earnings”), the reported purchase price to GAAP book value (including AOCI) and the reported purchase price to tangible book value (including AOCI), based on information obtained from publicly available data, Bloomberg and IBES.

While none of the companies that participated in the selected transactions are directly comparable to AXIS or PartnerRe, the companies that participated in the selected transactions were chosen because they are companies with operations that, for purposes of analysis, may be considered similar to certain operations of AXIS or PartnerRe.

The following table presents the results of this analysis:

	Minimum	Median	Mean	Maximum
P/FY1 Earnings	7.0x	12.9x	13.7x	19.5x
P/FY2 Earnings	6.3x	14.5x	13.7x	20.6x
P/BV (incl. AOCI)	0.74x	1.00x	1.00x	1.36x
P/TBV (incl. AOCI)	0.79x	1.00x	1.10x	1.72x

Note: For XL Group’s acquisition of Catlin Group Limited announced in January 2015, premiums include dividend of 22p and are to undisturbed price on December 16, 2014. Book value multiples based on June 2014 financials.

Selected Transactions Premium Analysis.

Goldman Sachs analyzed certain financial information for the selected transactions referenced above in “Selected Transactions Analysis”. Based on information obtained from publicly available data, Bloomberg and IBES, with respect to each selected transaction, Goldman Sachs calculated the premia of the reported purchase prices to the closing market prices of the target’s common stock one-day prior to the announcement date and 30-days prior to the announcement date, respectively.

The table following presents the results of the analysis:

	Minimum	Median	Mean	Maximum
Premium paid % to 1-day prior closing price	16.0%	23.5%	24.6%	36.0%
Premium paid % to 30-days prior closing price	13.6%	22.9%	27.1%	49.1%

Note: For XL Group’s acquisition of Catlin Group Limited announced in January 2015, premiums include dividend of 22p and are to undisturbed price on December 16, 2014. Book value multiples based on June 2014 financials. For Endurance Specialty Holdings Ltd.’s acquisition of Montpelier Re Holdings announced in March 2015, premium is to undisturbed price on December 10, 2014.

General.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to AXIS, PartnerRe, PartnerRe AXIS Capital Limited or the amalgamation.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the AXIS board of directors as to the fairness from a financial point of view, as of July 15, 2015, of the AXIS exchange ratio pursuant to the amalgamation agreement to the holders (other than PartnerRe and its affiliates) of AXIS common shares. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of AXIS, PartnerRe, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The AXIS exchange ratio was determined through arm’s-length negotiations between AXIS and PartnerRe and was approved by the AXIS board of directors. Goldman Sachs provided advice to the AXIS board of directors during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio to AXIS or the AXIS board of directors or that any specific exchange ratio constituted the only appropriate exchange ratio for the amalgamation.

As described above, Goldman Sachs’ opinion to the AXIS board of directors was one of many factors taken into consideration by the AXIS board of directors in making its determination to approve the amalgamation agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with its fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Exhibit 99.2.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of AXIS, PartnerRe, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the amalgamation. Goldman Sachs acted as financial advisor to AXIS in connection with, and participated in certain of the negotiations leading to, the amalgamation. During the two-year period ending July 15, 2015, Goldman Sachs has not provided financial advisory and/or underwriting services to either AXIS or PartnerRe or either of their respective affiliates for which its Investment Banking Division has received compensation. Goldman Sachs may in the future provide financial advisory and/or underwriting services to AXIS, PartnerRe and PartnerRe AXIS Capital Limited and their respective affiliates for which its Investment Banking Division may receive compensation.

The AXIS board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the amalgamation. Pursuant to a letter agreement dated January 24, 2015, AXIS engaged Goldman Sachs to act as its financial advisor in connection with the proposed amalgamation. Pursuant to the terms of this engagement letter, AXIS has agreed to pay Goldman Sachs a transaction fee of $19.5 million, all of which is payable upon consummation of the amalgamation. In addition, AXIS has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

DIVIDENDS AND DISTRIBUTIONS

Each of AXIS and PartnerRe customarily pays a quarterly cash dividend on their respective common shares and their respective preferred shares. Under the terms of the amalgamation agreement, prior to the effective time of the amalgamation, AXIS and PartnerRe are each permitted to declare and pay ordinary course quarterly cash dividends on their respective common shares and their respective preferred shares with record and payment dates consistent with past practice. During this period, AXIS may continue to pay, but not increase its current quarterly cash dividend on its common shares of $0.29, and PartnerRe is permitted to increase its quarterly cash dividends on its common shares to an amount not to exceed $0.70 per share per quarter. During the fiscal quarter in which the closing of the amalgamation occurs, AXIS and PartnerRe may pay a pro rata dividend on their respective common shares for the period from the first day of such quarter until the day immediately preceding the closing date of the amalgamation.

Under the terms of the amalgamation agreement, at the effective time, each holder of record of a PartnerRe common share issued and outstanding immediately prior to the effective time shall be entitled to receive the revised special dividend. The declaration of the revised special dividend is contingent upon the submission of the formal application to the Registrar of Companies for the amalgamation to be registered with payment conditional on, and such payment date following, the consummation of the amalgamation by the issuance of the certificate of amalgamation by the Registrar of Companies. For the avoidance of doubt, the revised special dividend will not have been effectively declared and, therefore, will not be payable if the formal application to register the amalgamation is not submitted to the Registrar of Companies.

The PartnerRe revised special dividend is part of an acceleration of the previously announced intention of the amalgamated company to return $750 million of capital to its shareholders immediately after the closing of the amalgamation, and an additional approximately $2.4 billion of capital which the amalgamated company expects to be returned to the common shareholders of the amalgamated company through 2017 through a combination of share repurchases and dividends. These statements with respect to future returns of capital are only statements of current intention and there may be strategic or business reasons why the amalgamated company may ultimately decide to reduce the amount of such capital returns or to not make any such returns of capital at all. There are regulatory and legal restrictions that apply to the return of capital to shareholders by the amalgamated company. Further, as a result of a change in the financial condition or operations of, or the regulatory requirements applicable to the amalgamated company or any of its respective subsidiaries, the amalgamated company may not be able to make the capital returns in the amounts intended or at all. Accordingly, there can be no assurance that the amalgamated company will be able to make these returns of capital.

MISCELLANEOUS

Important Information For Investors And Shareholders

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed business combination between PartnerRe Ltd. (“PartnerRe”) and AXIS Capital Holdings Limited (“AXIS”). In connection with this proposed business combination, PartnerRe and AXIS have filed a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”), and a definitive joint proxy statement/prospectus of PartnerRe and AXIS and other documents related to the proposed transaction. This communication is not a substitute for any such documents. The registration statement was declared effective by the SEC on June 1, 2015 and the definitive proxy statement/prospectus has been mailed to shareholders of PartnerRe and AXIS. INVESTORS AND SECURITY HOLDERS OF PARTNERRE AND AXIS ARE URGED TO READ THE REGISTRATION STATEMENT, JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT HAVE BEEN OR MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. A definitive proxy statement has been mailed to shareholders of PartnerRe and AXIS. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC by PartnerRe and/or AXIS through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by PartnerRe are available free of charge on PartnerRe’s internet website at http://www.partnerre.com or by contacting PartnerRe’s Investor Relations Director by email at robin.sidders@partnerre.com or by phone at 1-441-294-5216. Copies of the documents filed with the SEC by AXIS are available free of charge on AXIS’ internet website at http://www.axiscapital.com or by contacting AXIS’ Investor Relations Contact by email at linda.ventresca@axiscapital.com or by phone at 1-441-405-2727.

Participants in Solicitation

PartnerRe, AXIS, their respective directors and certain of their respective executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of PartnerRe is set forth in its Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 26, 2015, its proxy statement for its 2014 annual meeting of stockholders, which was filed with the SEC on April 1, 2014, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, which was filed with the SEC on May 4, 2015 and its Current Reports on Form 8-K, which were filed with the SEC on January 29, 2015, May 16, 2014 and March 27, 2014. Information about the directors and executive officers of AXIS is set forth in its Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 23, 2015, its proxy statement for its 2014 annual meeting of stockholders, which was filed with the SEC on March 28, 2014, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, which was filed with the SEC on May 4, 2015 and its Current Reports on Form 8-K, which were filed with the SEC on March 11, 2015, January 29, 2015, August 7, 2014, June 26, 2014, March 27, 2014 and February 26, 2014.

These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC.

Forward Looking Statements

Certain statements in this communication regarding the proposed transaction between PartnerRe and AXIS are “forward-looking” statements. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “illustrative,” “intend,” “estimate,” “probable,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “potential,” “may,” “might,” “anticipate,” “likely” “plan,” “positioned,” “strategy,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. These forward-looking statements, which are subject to risks, uncertainties and assumptions about PartnerRe and AXIS, may include projections of their respective future financial performance, their respective anticipated growth strategies and anticipated trends in their respective businesses. These statements are only predictions based on current expectations and projections about future events. There are important factors that could cause actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including the risk factors set forth in PartnerRe’s and AXIS’ most recent reports on Form 10-K, Form 10-Q and other documents on file with the SEC and the factors given below:

•	the failure to obtain the approval of shareholders of PartnerRe or AXIS in connection with the proposed transaction;

•	the failure to consummate or delay in consummating the proposed transaction for other reasons;

•	the timing to consummate the proposed transaction;

•	the risk that a condition to closing of the proposed transaction may not be satisfied;

•	the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained, or is obtained subject to conditions that are not anticipated;

•	AXIS’ or PartnerRe’s ability to achieve the synergies and value creation contemplated by the proposed transaction;

•	the ability of either PartnerRe or AXIS to effectively integrate their businesses; and

•	the diversion of management time on transaction-related issues.

PartnerRe’s forward-looking statements are based on assumptions that PartnerRe believes to be reasonable but that may not prove to be accurate. AXIS’ forward-looking statements are based on assumptions that AXIS believes to be reasonable but that may not prove to be accurate. Neither PartnerRe nor AXIS can guarantee future results, level of activity, performance or achievements. Moreover, neither PartnerRe nor AXIS assumes responsibility for the accuracy and completeness of any of these forward-looking statements. PartnerRe and AXIS assume no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise, except as may be required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

This disclosure statement, including information contained or incorporated by reference into this disclosure statement, may include forward-looking statements, both with respect to PartnerRe and AXIS and their industries, that reflect their current views with respect to future events and financial performance. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may,” “would” and similar statements of a future or forward-looking nature identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond PartnerRe’s and AXIS’ control. Accordingly, there are or will be important risks and uncertainties that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. PartnerRe and AXIS believe that these risks and uncertainties include, but are not limited to, the following: (1) we are exposed to significant losses from catastrophic events and other exposures that we cover, which we expect to cause significant volatility in our financial results from time to time; (2) the inherent uncertainties in our reserving process, particularly as regards to large catastrophic events and longer tail casualty lines; (3) the frequency and severity of catastrophic and other events which we cover could exceed our estimates and cause losses greater than we expect; (4) the risk of the lowering or loss of any of the financial strength, claims paying or enterprise wide risk management ratings of PartnerRe, AXIS or any of their respective subsidiaries, or changes in the policies or practices of the rating agencies; (5) risks associated with appropriately modeling, pricing for, and contractually addressing new or potential factors in loss emergence; (6) the risk we might be bound to policyholder obligations beyond our underwriting intent, or unable to enforce our own intent in respect of retrocessional arrangements, including in each case due to emerging claims and coverage issues; (7) risks due to reliance on a small and decreasing number of reinsurance brokers and other distribution services for a material portion of our revenue; (8) the risk that our customers may fail to make premium payments due to us, as well as the risk of failures of our reinsurers, brokers or other counterparties to honor their obligations to us, including as regards to large catastrophic events, and also including their obligations to make third-party payments for which we might be liable; (9) a contention by the IRS that any of our Bermuda subsidiaries is subject to U.S. taxation; (10) other risks relating to potential adverse tax developments, including potential changes to the taxation of inter-company or related party transactions; (11) risks relating to adverse legislative developments that could reduce the size of the private markets we serve, or impede their future growth, including proposals to shift U.S. catastrophe risks to federal mechanisms; similar proposals at the state level in the U.S. or failing to implement reforms to reduce such coverage; and the risk that new legislation will be enacted in the international markets we serve which might reduce market opportunities in the private sector, weaken our customers or otherwise adversely impact us, which risks could also be retrospective and could impact business that has already been written and priced; (12) risks relating to the inability, or delay, in the claims paying ability of private market participants, particularly following large catastrophic events, for example hurricanes in the United States, cyclones in Europe, earthquakes in California or Japan, which could weaken or destabilize a particular geographic market and give rise to an unpredictable range of impacts which might be adverse to us, perhaps materially so; (13) risks associated with our investment portfolio, including the risk that our investment assets may fail to yield attractive or even positive results; and the risk that investment managers may breach our investment guidelines, or the inability of such guidelines to mitigate investment risks; (14) risks associated with implementing our business strategies and initiatives; (15) risks associated with potential for loss of services of any one of our key senior officers, and the risk that we fail to attract or retain the executives and employees necessary to manage our business; (16) changes in economic conditions, including interest rate, currency, equity and credit conditions which could affect our investment portfolio or declines in our investment returns for other reasons which could reduce our profitability and hinder our ability to pay claims promptly in accordance with our strategy; (17) risks associated with highly subjective judgments, such as valuing our more illiquid assets, and determining the impairments taken on our investments, all of which impact our reported financial position and operating results; (18) risks associated with inflation, which could cause loss costs to increase, and impact the performance of our investment portfolio, thereby adversely impacting our financial position or operating results; (19) operational risks, including system or human failures or cyber attacks, which could result in our incurring material losses; (20) risks that we may require additional capital in the future, which may not be available or may be available only on unfavorable terms; (21) risks relating to our potential failure to comply with covenants in our debt agreements, which failure could provide our lenders the right to accelerate our debt which would adversely impact us; (22) the risk of potential challenges to the claim of exemption from insurance regulation of PartnerRe, AXIS and certain of their respective subsidiaries in certain jurisdictions under certain current laws and the risk of increased global regulation of the insurance and reinsurance industry; (23) risks relating to the inability of our operating subsidiaries to declare and pay dividends, which could cause us to be unable to pay dividends to our shareholders or to repay our indebtedness; (24) the risk that there could be regulatory or legislative changes adversely impacting PartnerRe or AXIS, each as a Bermuda-based company, relative to our competitors, or actions taken by multinational organizations having such an impact; (25) risks relating to operating in a highly competitive environment, which we expect to continue to increase over time from new competition from traditional and non-traditional participants; (26) risks arising out of possible changes in the distribution or placement of risks due to increased consolidation of customers or insurance and reinsurance brokers; and (27) risks relating to changes in regulatory regimes and/or accounting rules, which could result in significant changes to our financial results; as well as PartnerRe’s or AXIS’ management’s response to any of the aforementioned factors.

Additionally, the amalgamation is subject to risks and uncertainties, including: (A) that PartnerRe and AXIS may be unable to complete the amalgamation because, among other reasons, conditions to the consummation of the amalgamation may not be satisfied or waived; (B) uncertainty as to the timing of consummation of the amalgamation, (C) uncertainty as to the long-term value of common shares of the amalgamated company; and (D) failure to realize the anticipated benefits of the amalgamation, including as a result of failure or delay in integrating the PartnerRe and AXIS businesses, as well as PartnerRe’s and AXIS’ management’s response to any of the aforementioned factors.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors set forth in the section of the joint proxy statement/prospectus dated June 1, 2015 titled “Risk Factors” and those included in PartnerRe’s most recent Annual Report on Form 10-K and the risk factors included in AXIS’ most recent Annual Report on Form 10-K and any other documents of PartnerRe and AXIS on file with the SEC. Any forward-looking statements made or referenced in this disclosure statement are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by PartnerRe or AXIS will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, PartnerRe and AXIS or their respective businesses or operations. Each forward-looking statement speaks only as of the date of the particular statement and, except as may be required by applicable law, PartnerRe and AXIS undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future events or otherwise.